Exhibit 4.7

SMEDVIG RIG AS

as Borrower

THE SEVERAL BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

CITIGROUP GLOBAL MARKETS LTD

DnB NOR BANK ASA

FOKUS BANK ASA

as Lead Arrangers

DEUTSCHE BANK AG IN HAMBURG

ING BANK N.V.

as Co-Arrangers

DnB NOR BANK ASA

as Facility Agent

DnB NOR Bank ASA

as Documentation Agent

DnB NOR BANK ASA

as Security Trustee

USD250,000,000 REDUCING AND REVOLVING

CREDIT LOAN FACILITY AGREEMENT

Stephenson Harwood

One St Paul’s Churchyard

London EC4M 8SH

Ref: 1250/01-43-01423

Portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

THIS AGREEMENT is made the 2nd day of November 2004

BETWEEN:-

(1)	SMEDVIG RIG AS as Borrower;

(2)	THE SEVERAL BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders;

(3)	CITIGROUP GLOBAL MARKETS LTD, DnB NOR BANK ASA and FOKUS BANK ASA as Lead Arrangers;

(4)	DEUTSCHE BANK AG IN HAMBURG AND ING BANK N.V. as Co-Arrangers;

(5)	DnB NOR BANK ASA as Facility Agent;

(6)	DnB NOR BANK ASA as Documentation Agent; and

(7)	DnB NOR BANK ASA as Security Trustee.

WHEREAS:-

This Agreement sets out the terms and conditions on which the Lenders have agreed to make available to the Borrower a secured reducing and revolving credit loan facility in the sum of up to two hundred and fifty million Dollars (USD250,000,000) to provide finance to the Borrower and other Group Members (except for Associated Undertakings) for investment in Units and other assets acceptable to the Lenders.

NOW IT IS HEREBY MUTUALLY AGREED as follows:-

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement including its preamble and recitals:-

“Accession Certificate”

has the meaning given to it in Clause 11.1 of the Deed of Agency, Trust and Coordination;

“Advance”

means each borrowing of a proportion of the Commitments by the Borrower under Clause 3 (Advances) or, as the context may require, the principal amount of such borrowing for the time being outstanding;

“Agents”

means the Facility Agent, the Documentation Agent and the Security Trustee;

“this Agreement”

means this reducing and revolving credit loan facility agreement;

“Applicable Margin”

means:-

(A)	with effect from the Execution Date up to (and including) 30 June 2006, 95 basis points per annum (each basis points being equivalent to one hundredth of one per cent); and

(B)	thereafter, the margin (expressed as basis points each equivalent to one hundredth of one per cent) which is based on the Guarantor’s consolidated quarterly tested Leverage Ratio as follows:

Leverage Ratio	Applicable Margin
= or > 4.50	120 basis points per annum
= or > 3.00 and < 4.50	95 basis points per annum
< 3.00	85 basis points per annum

unless as at the relevant Margin Adjustment Date the Guarantor is rated Investment Grade by Moody’s Investors Service, Standard & Poor’s or any other rating agency acceptable to the Facility Agent, in which case the Applicable Margin shall be 75 basis points per annum;

“Associated Costs Rate”

means, in relation to each Advance, the percentage rate from time to time determined by the Facility Agent (acting reasonably) as reflecting the cost, loss or difference in return suffered or incurred by any Bank as a result of any charge imposed by the Financial Services Authority of the United Kingdom (or any other authority which replaces all or any of its functions);

“Associated Undertaking”

means:-

(A)	Crest Tender Rigs Pte Ltd., Varia Perdana Sdn. Bhd. and Tioman Drilling Comp. Sdn. Bhd., each being a company incorporated under the laws of Malaysia;

(B)	Norwegian Tender Rig AS, Lisme AS and Roxar AS, each being a company incorporated under the laws of Norway; and

(C)	any other company or limited partnership (other than a Subsidiary) whose results are required by Norwegian GAAP, or would be required by US GAAP, to be consolidated with those of the Guarantor and its Subsidiaries in the Smedvig Group’s consolidated financial statements or, if not so required, are in fact consolidated from time to time with those of the Guarantor and its Subsidiaries in the Smedvig Group’s consolidated financial statements;

“Availability Date”

means the first date (if any) before the Closing Date upon which the conditions referred to in Clauses 4.1 (Documents and evidence) and 4.2 (General conditions precedent) have been fulfilled;

“Availability Period”

means the period from the Availability Date and ending on the earlier of the Termination Date and/or the period ending on such earlier date (if any) (i) on which the Borrower cancels all of the Commitments under Clause 5.3 (Voluntary cancellation of Commitments) or (ii) on which the Commitments of all the Lenders are reduced to zero pursuant to Clauses 7.1 (Illegality) or 16.2 (Acceleration);

“Available Commitment”

means, in relation to a Lender, the amount of its Commitment less the amount of its Advances outstanding;

“Banks” and “Bank”

means the Lenders, the Lead Arrangers, the Co-Arrangers, the Facility Agent, the Documentation Agent and the Security Trustee (each individually a “Bank” and collectively the “Banks”);

“Banking Day”

means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Oslo, Hamburg, Paris and New York City (or any other relevant place of payment under Clause 8 (Payments));

“Borrower”

means Smedvig Rig AS, a company incorporated under the laws of Norway with registered number 979 392 052 and having its registered office and principal place of business at Finnestadveien 28, PO Box 110, 4001 Stavanger, Norway;

“Cash”

means:-

(A)	cash in hand legally and beneficially owned by the Group Members; and

(B)	cash deposits legally and beneficially owned by the Group Members and which are deposited with (i) any of the Lead Arrangers, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Facility Agent which in each case:-

(i)	is free from any Encumbrance which has been enforced or has become capable of enforcement;

(ii)	is otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned; and

(iii)	in the case of cash in hand or cash deposits held by a Group Member other than the Guarantor or the Borrower, is (in the opinion of the Facility Agent, based upon such documents and evidence as the

Facility Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Guarantor or the Borrower within five (5) Banking Days (or, in the case of Varia Perdana Sdn. Bhd. only, thirty (30) Banking Days) of its request or demand therefor either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an inter-company loan from the Guarantor or the Borrower to that Subsidiary or Associated Undertaking;

“certified copy”

means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary or chief financial officer for the time being of that company or by such other person as the Facility Agent may approve;

“Closing Date”

means 30 November 2004 or such later date as the Facility Agent may agree on behalf of the Lenders at their discretion;

“Co-Arrangers”

means Deutsche Bank AG in Hamburg and ING Bank N.V. acting in their capacity as co-arrangers of the facility granted under this Agreement;

“Commitment”

means, as to each Lender, the sum set out opposite its name in Schedule 1 (or, as the case may be, in any relevant Transfer Certificate) as the total amount which, subject to the terms of this Agreement, it is obliged to advance or (as the context permits) has advanced to the Borrower hereunder, in each case as such amount may be repaid, reduced, cancelled or terminated under this Agreement;

“Compulsory Acquisition”

means, in respect of a Unit, requisition for title or other compulsory acquisition including, if that Unit is not released therefrom within the Relevant Period, capture, seizure, detention or confiscation (but excluding requisition for use or hire) by or on behalf of any government or governmental authority or agency or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) two (2) calendar months or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Majority Banks) prior to the end of such two (2) month period that such capture, seizure, detention or confiscation will, if continuing, be fully covered by the relevant Group Member’s war risks insurance for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“consolidation”

means, with respect to the Smedvig Group, the consolidation in accordance with Norwegian GAAP of the accounts of the Guarantor with those of its Subsidiaries and Associated Undertakings (but so that, in respect of each Associated Undertaking, only the Relevant Portion of its results shall be included in the consolidated accounts) and the expressions “consolidated” and “on a consolidated basis” and all similar expressions shall be construed accordingly;

“Contribution”

means, as to each Lender, the principal amount of the Advances owing to such Lender under this Agreement at any relevant time;

“Deed of Agency, Trust and Coordination”

means the deed of agency, trust and coordination dated of even date herewith made between (amongst others) the Borrower, the Lenders, the USD500m Revolving Credit Facility Lenders, the Facility Agent, the Documentation Agent and the Security Trustee setting out the terms on which, amongst other things, (a) the Facility Agent and the Documentation Agent have agreed to act as agents for the Banks and (b) the Security Trustee has agreed to hold the benefit of the Security Documents on trust pari passu for the Banks (as security for the Outstanding Indebtedness) and the USD500m Revolving Credit Facility Banks (as security for the USD500m Revolving Credit Facility Outstanding Indebtedness) and (c) the Lenders and the USD500m Revolving Credit Facility Lenders have agreed certain provisions regarding the coordination of their respective rights as pari passu lenders;

“Documentation Agent”

means DnB NOR Bank ASA, a company incorporated under the laws of Norway of Stranden 21, N-0250 Oslo, Norway acting in its capacity as documentation agent for the Banks and the USD500m Revolving Credit Facility Banks under the Deed of Agency, Trust and Coordination (or such other person as may be appointed as documentation agent for the Banks and the USD500m Revolving Credit Facility Banks thereunder);

“Dollars” and the sign “USD”

mean the lawful currency for the time being of the United States of America;

“Drawdown Date”

means, in respect of each Advance, the date on which such Advance is drawn down or deemed to be drawn down hereunder;

“Drawdown Notice”

means a notice substantially in the terms of Schedule 2;

“EBITDA”

shall mean the earnings before interest expenses, taxes, depreciation and amortization of the Smedvig Group on a consolidated basis for the previous period of twelve (12) months as certified to the Facility Agent by the Chief Financial Officer of the Guarantor as such term is defined in accordance with Norwegian GAAP consistently applied;

“Encumbrance”

means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement and any other security agreement or arrangement;

“Event of Default”

means any of the events or circumstances described in Clause 16 (Default);

“Execution Date”

means the date of this Agreement;

“Facility Agent”

means DnB NOR Bank ASA as aforesaid acting in its capacity as facility agent for the Banks and the USD500m Revolving Credit Facility Banks under the Deed of Agency, Trust and Coordination (or such other person as may be appointed as facility agent for the Banks and the USD500m Revolving Credit Facility Banks thereunder);

“Finance Lease”

means a lease or charterparty which would be classified as a finance lease in accordance with Norwegian GAAP or any other transaction which is required to be classified and accounted for as a liability or asset on the face of the Smedvig Group’s consolidated balance sheet in accordance with Norwegian GAAP;

“Financial Indebtedness”

means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Smedvig Group’s consolidated balance sheet in accordance with Norwegian GAAP):-

(A)	moneys borrowed or raised (including rentals under Finance Leases) and interest thereon;

(B)	any liability under any debenture, note or other security or under acceptance credit facilities;

(C)	any liability in respect of the acquisition cost of assets to the extent payable more than thirty (30) days after the time of acquisition of title or possession thereof (whichever is the earlier) by the party liable;

(D)	any liability (whether present or future, actual or contingent) in respect of any guarantee or other assurance against financial loss in respect of such moneys borrowed or raised, interest or liability (but performance guarantees issued by the Guarantor or any other Group Member to clients of the Smedvig Group shall be excluded) or under any derivatives, hedging or foreign exchange transactions of any nature.

but shall not include:-

(i)	any borrowings or other such liabilities owed by any Group Member to another Group Member; or

(ii)	any Non-Recourse Debt of any Group Member;

“Group Member”

means any member of the Smedvig Group;

“Guarantee”

means an unconditional on demand guarantee of all obligations whatsoever of the Borrower under this Agreement and the USD500m Revolving Credit Facility Agreement to be executed by the Guarantor in favour of the Security Trustee on behalf of the Banks and the USD500m Revolving Credit Facility Banks, in form and substance satisfactory to the Lenders and the USD500m Revolving Credit Facility Lenders;

“Guarantor”

means Smedvig asa, a company incorporated under the laws of Norway with registered number 953 114 828 and having its registered office and principal place of business at Finnestadveien 28, PO Box 110, 4001 Stavanger, Norway;

“Interest Payment Date”

means the last day of each Interest Period and also, in respect of any Interest Period which is longer than six (6) months, the dates falling at six (6) monthly intervals from the beginning of such Interest Period;

“Interest Period”

means each period ascertained in accordance with Clause 6.1 (Normal interest rate) or Clause 6.3 (Default interest) or any other applicable provision of this Agreement;

“Interest Rate”

means the rate of interest applicable to each Advance or relevant part thereof calculated in accordance with Clause 6 (Interest on Advances);

“Investment Grade”

means a rating equal to or better than Baa3 with Moody’s Investors Service or BBB- with Standard & Poor’s or the equivalent with any other rating agency acceptable to the Facility Agent;

“Lead Arrangers”

means Citigroup Global Markets Ltd, DnB NOR Bank ASA and Fokus Bank ASA acting in their capacity as lead arrangers of the facility granted under this Agreement;

“Lenders”

means the several banks and financial institutions whose names and Lending Branches are set out in Schedule 1 (each individually a “Lender” and collectively the “Lenders”);

“Lending Branch”

means, in respect of each Lender, its office or branch at the address set out beneath its name in Schedule 1 (or, in the case of a Transferee Bank, in the Transfer Certificate to which it is a party as Transferee) or such other office or branch as any Lender shall from time to time select and notify through the Facility Agent to the Borrower and the other parties to this Agreement;

“Leverage Ratio”

means the Net Funded Debt divided by EBITDA;

“LIBOR”

means, in relation to a particular period, the rate per annum for deposits of Dollars for a period equivalent to such period at or about 11.00 a.m. London time on the second London Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1985)), provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rates respectively quoted to the Facility Agent by each of the Reference Banks at the request of the Facility Agent as such Reference Bank’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Eurocurrency Market at or about 11.00 a.m. London time on the second London Banking Day before the first day of such period;

“Loan Period”

means the period beginning on the Execution Date and ending on the date on which the Outstanding Indebtedness is finally and irrevocably paid or repaid in full and the Commitments of all the Lenders have been reduced to zero;

“London Banking Day”

means a day on which dealings and deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) a day on which banks are open for business in London;

“Major Projects”

means any project or series of connected projects to be henceforth undertaken by one or more Group Members (alone or with any other person) the aggregate capital cost of which to the Smedvig Group on a consolidated basis is budgeted to exceed or exceeds one hundred million Dollars (USD100,000,000) including, but not limited to any such future project for the building, rebuilding or conversion of any Unit;

“Major Shared Enterprise”

means any person created at any time by any Group Member and a third party joint venturer for the purpose of owning and/or undertaking and/or developing a Major Project in which such Group Member and such joint venturer each has a half interest but over which neither such Group Member nor such joint venturer has or can exercise control;

“Majority Banks”

has the meaning given to it in the Deed of Agency, Trust and Coordination;

“Margin Adjustment Date”

means, with respect to each Margin Re-Calculation Period, the last day of that period;

“Margin Re-Calculation Period”

means the period of ten (10) days ending on 1 July 2006 and thereafter each period of ten (10) days commencing sixty (60) days after each Quarterly Financial Statement Preparation Date;

“Marketable Securities”

means:-

(A)	any certificates of deposit or other readily marketable securities having a rating of at least AA from Standard & Poor’s Rating Group or the equivalent with any other principal credit rating agency in the United States of America or Europe (but not including any debt securities evidencing indebtedness of the Borrower or any other Group Member);

(B)	any debt securities issued directly or fully guaranteed or insured by the Norwegian government or any municipal or local governmental authority in Norway or any company incorporated in Norway which are traded or capable of being traded on any stock exchange in Norway provided that such securities as are referred to in this paragraph (B) (the “Norwegian Marketable Securities”) shall only constitute “Marketable Securities” for the purposes of this Agreement to the extent that the aggregate value thereof on a consolidated basis at any time does not exceed three-sevenths (3/7ths) of the aggregate value at that time on a consolidated basis of (i) all other Marketable Securities referred to in paragraph (A) and (C) of this definition and (ii) the Cash of the Smedvig Group; and

(C)	such other debt and/or equity instruments as the Majority Banks may agree from time to time shall constitute “Marketable Securities” for the purposes of this Agreement which in each case:-

(i)	is legally and beneficially owned by a Group Member;

(ii)	is free from any Encumbrance which has been enforced or has become capable of enforcement;

(iii)	is otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned; and

(iv)	in the case of any such marketable security held by a Group Member other than the Guarantor or the Borrower, is capable (in the Facility Agent’s opinion) of being transferred immediately and without restriction to the Guarantor or the Borrower or of being liquidated immediately and without restriction such that the proceeds of sale will thereupon constitute “Cash” as defined in this Agreement;

“Minimum Liquidity”

means, as at any date, the aggregate amount on a consolidated basis of:-

(A)	Cash of the Smedvig Group at that date as certified to the Facility Agent by the Chief Financial Officer of the Guarantor;

plus

(B)	the value of the Marketable Securities legally and beneficially owned by the Smedvig Group at that date as certified to the Facility Agent by the Chief Financial Officer of the Guarantor;

“month”

means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Banking Day, it shall end on the next Banking Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Banking Day provided that, if a period starts on the last Banking Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Banking Day in that later month;

“Net Funded Debt”

means on a consolidated basis for the Smedvig Group all interest-bearing debt less cash and cash equivalents, excluding an amount of USD50,000,000 or such other amount as specified in Clause 12.1 as being the amount below which the Minimum Liquidity shall not fall;

“New Assets”

means (i) Units or (ii) shares or other participation rights in companies or partnerships which own or are intended to own Units and become a Subsidiary of the Guarantor or (iii) other assets acceptable to the Lenders which are related to the Smedvig Group’s core business, any such Units to be registered in a registry and to carry a flag acceptable to the Lenders;

“Non-Recourse Debt”

means indebtedness, or that portion of indebtedness, of any Group Member which in the Facility Agent’s opinion has been incurred by such Group Member so as to enable it to acquire or enjoy the use of any asset (a “relevant asset”) where:-

(A)	the repayment of such indebtedness (and the payment of interest thereon) is to be funded solely out of the earnings generated by the relevant asset and/or (if the relevant Group Member owns no other assets) the relevant Group Member’s paid-in capital; and

(B)	in the event that such Group Member defaults in respect of such indebtedness, the creditor to whom the indebtedness is owed shall have no recourse to or against any asset belonging to any Group Member other than the relevant asset itself (including its earnings and/or insurances);

“Norwegian GAAP”

means generally accepted accounting principles and practices in Norway applicable to publicly listed companies in Norway and shall include, with effect from 1 January 2005, the International Financial Reporting Standards (as amended from time to time) published by the International Accounting Standards Board;

“Norwegian Marketable Securities”

shall have the meaning ascribed thereto in paragraph (B) of the definition of “Marketable Securities” above;

“Obligors”

means the Borrower, the Guarantor and any other Group Member (except for Associated Undertakings) who from time to time is the grantor of any subsisting Security in favour of the Security Trustee and/or the Lenders;

“Outstanding Indebtedness”

means all sums of any kind arising at any time for any reason payable actually or contingently by the Borrower to the Banks or any of them hereunder (whether by way of repayment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for costs or otherwise howsoever);

“Percentage”

means, in relation to a Lender and in respect of any Advance, the proportion, expressed as a percentage, which the amount of the Commitment of such Lender bore to the total amount of the Commitments of all of the Lenders (including such Lender) as at the date of such Advance;

“Permitted Encumbrances”

means:-

(A)	in respect of any Unit owned by, or leased to, any Group Member:-

(i)	liens for current crews’ wages and salvage;

(ii)	any ship repairer’s or outfitter’s possessory lien not exceeding five million Dollars (USD5,000,000);

(iii)	any other liens incurred in the ordinary course of operating such Unit not exceeding five million Dollars (USD5,000,000); and

(B)	any Encumbrance created in favour of the Security Trustee over any of the Secured Assets; and

(C)	Encumbrances securing Non-Recourse Debt incurred in respect of the asset over which such Encumbrance is created;

“Permitted Winding-Up”

means any voluntary dissolution, liquidation, winding-up or other termination of any Subsidiary of the Guarantor (other than the Borrower) where:-

(A)	the relevant undertaking is dormant; or

(B)	all of the material assets and business of the relevant undertaking have been transferred to another Group Member (other than an Associated Undertaking)

and, immediately prior to the dissolution, liquidation, winding-up or other termination, such undertaking does not owe any Financial Indebtedness to any person or have any other material liabilities (save to the extent that such Financial Indebtedness and/or other liabilities are assumed by the Guarantor or any of its other Subsidiaries with the consent of the relevant undertaking’s creditors); or

(C)	such voluntary dissolution, liquidation, winding-up or other termination is made or carried out with the prior written consent of the Majority Banks;

“Possible Event of Default”

means any event which, with the giving of notice, lapse of time, determination of materiality or other condition would or might constitute an Event of Default;

“Quarterly Financial Statements”

means the statements to be provided by the Borrower in accordance with Clause 10.2;

“Quarterly Financial Statements Preparation Date”

means 31 March 2006 and each of the dates falling thereafter on 31 March, 30 June, 30 September and 31 December during the remainder of the Loan Period;

“Reduction Dates”

means, subject to Clause 8.4 (Non-Banking Days), 1 May 2005 and each of the dates falling at six (6) monthly intervals thereafter up to and including the Termination Date;

“Reference Banks”

means the principal offices of the Facility Agent and the other Lead Arrangers and/or any other Lender appointed as such pursuant to this Agreement;

“Relevant Portion”

in relation to each Associated Undertaking means a percentage equivalent to the percentage of the issued equity in such Associated Undertaking held directly or indirectly by the relevant Group Member;

“same day funds”

means Dollar funds settled through the New York Clearing House Interbank Payments System or such other funds for payment in Dollars as the Facility Agent shall specify to the Borrower as being customary at the time for the settlement of international transactions in New York City of the type contemplated by this Agreement;

“Scheduled Reduction Amount”

means, in respect of each Reduction Date, the amount by which the Commitments are scheduled to be reduced on that date as determined by the provisions of Schedule 8;

“Secured Assets”

means the assets details of which are set forth in Schedule 9 and any other assets over which an Encumbrance is from time to time granted pursuant to Clause 10.14 or otherwise as security for the payment by the Borrower of the Outstanding Indebtedness;

“Secured Units”

means the Units referred to in paragraphs 1 and 3 of Schedule 9 and any other Units over all or part of which an Encumbrance is from time to time granted pursuant to Clause 10.14 or otherwise as security for the payment by the Borrower of the Outstanding Indebtedness;

“Security”

means all security granted from time to time under or by virtue of those Security Documents executed pursuant to Clause 4.1 (Documents and evidence) and paragraphs 2, 6 and 7 of Schedule 3 and any other security from time to time granted pursuant to Clause 10.14 or otherwise as security for the payment by the Borrower of the Outstanding Indebtedness;

“Security Documents”

means this Agreement, the Deed of Agency, Trust and Coordination and all securities and other documents (including the Guarantee) from time to time executed by any Group Members pursuant to Clause 4.1 (Documents and evidence) and paragraphs 2, 6 and 7 of Schedule 3 or pursuant to Clause 10.14 or otherwise as security for the payment by the Borrower of the Outstanding Indebtedness;

“Security Trustee”

means DnB NOR Bank ASA as aforesaid acting in its capacity as security trustee for and on behalf of the Banks and the USD500m Revolving Credit Facility Banks under the Deed of Agency, Trust and Coordination (or such other person as may be appointed as security trustee for the Banks and the USD500m Revolving Credit Facility Banks thereunder);

“Smedvig Family”

means:-

(A)	Peter T. Smedvig, his mother Nora Smedvig and his sister Hjørdis Smedvig;

(B)	all the lineal descendants in direct line of the persons named in (A);

(C)	a husband and wife or former husband or wife or widower or widow of any of the above persons; and

(D)	the estates or legal representatives of any of the above persons and so that for the purposes of this definition a step-child or adopted child or illegitimate child of any person shall be deemed to be a lineal descendant of such person and of the lineal ascendants of such person;

“Smedvig Family Trusts”

means trusts (whether arising under settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in the property which is the subject of such trust is for the time being vested in any person other than members of the Smedvig Family;

“Smedvig Group”

means the Guarantor and each of its Subsidiaries and Associated Undertakings from time to time;

“Subsidiary”

means:-

(A)	any company falling within the meaning ascribed to “datterselskap” by the Norwegian Companies Act (Aksjeloven), or the Norwegian Private Limited Companies Act (Allmensaksjeloven); and

(B)	any limited partnership or other undertaking in which the Guarantor or, as the case may be, the Borrower directly or indirectly beneficially owns partnership shares to which are attached a majority of the voting rights in such partnership;

“Taxes”

means all present and future income, value added and other taxes, levies, duties, fees, charges, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof (other than taxes on, or calculated by reference to the net income or profit of any of the Banks in the jurisdiction in which its head office or Lending Branch is situated) and “Taxation” shall be construed accordingly;

“Termination Date”

means, subject to Clause 8.4 (Non-Banking Days), 1 November 2011;

“Total Liabilities”

shall mean, as at any date, the aggregate of:-

(A)	the total current liabilities and the total long-term liabilities on a consolidated basis of the Smedvig Group at that date as shown in the Smedvig Group’s consolidated balance sheet (each as such terms are defined in accordance with Norwegian GAAP consistently applied);

plus

(B)	the aggregate of the net present values on a consolidated basis of each individual charterhire or other lease payment due or to become due from any Group Member under any charter or other lease agreement to which it is a party which is not accounted for on the face of the Smedvig Group’s consolidated balance sheet and which has an unexpired charter term or lease period of more than eighteen (18) months from the date of computation (where the “net present value” of any such charterhire or other lease payment shall be that principal amount which, if it were to accrue interest during the period from the date of computation until the scheduled payment date thereof (the “relevant period”) at an interest rate equal to LIBOR for the relevant period plus the Applicable Margin compounded every six (6) months, would be equal on the scheduled payment date to the amount of the charterhire or other lease payment due on that date);

plus

(C)	the aggregate liabilities of the Smedvig Group on a consolidated basis at that date under guarantee and indemnities in respect of any financial payment obligations of any person and which liabilities are not accounted for on the face of the Smedvig Group’s consolidated balance sheet;

plus

(D)	the aggregate liabilities of the Smedvig Group on a consolidated basis at that date under contracts involving any capital expenditure the aggregate amount of which under all such contracts exceeds five million Dollars (USD5,000,000) (other than in respect of capital expenditure where the Borrower has notified the Facility Agent of the relevant capital expenditure project and the Facility Agent is satisfied that such expenditure will be met from funds drawn or to be drawn under this Agreement and/or the USD500m Revolving Credit Facility Agreement);

EXCEPT THAT in relation to (B) above, the net present value of any such charter or other lease agreement shall not be counted in calculating the aggregate therein specified if or to the extent that, in the opinion of the Facility Agent after review of all relevant documents, there are satisfactory and secure corresponding contractual and/or insurance arrangements in place the effect of which are or will be fully and simultaneously to compensate the relevant Group Member for any financial exposure thereunder;

“Total Loss”

means, in respect of any Unit:

(A)	an actual, constructive, agreed, compromised or arranged total loss; or

(B)	Compulsory Acquisition;

and, a Total Loss shall be deemed to have occurred for the purposes of this Agreement when:

(i)	if it consists of an actual total loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which that Unit was last heard of;

(ii)	if it consists of a requisitioning for title, at noon Greenwich Mean Time on the date on which the requisition is expressed to take effect by the person requisitioning that Unit; and

(iii)

if it consists of a constructive, agreed, compromised or arranged total loss, at noon Greenwich Mean Time on the date at which notice of abandonment of that Unit is given to her insurers for the time being or

(if her insurers for the time being do not admit the claim for total loss) at the time on which a total loss claim is subsequently adjudged to have occurred by a competent court or arbitration tribunal or liability in respect thereof as a total loss is admitted or agreed by the insurers.

“Total Value Adjusted Assets”

means, as at any date (but subject to Clause 12.4 (Total Value Adjusted Assets/Total Liability Ratio)), the aggregate of:-

(A)	the total assets of the Smedvig Group on a consolidated basis at that date as shown in the Smedvig Group’s consolidated balance sheet as such term is defined in accordance with Norwegian GAAP consistently applied; plus

(B)	the amount on a consolidated basis by which the aggregate book value of the Units (or interests therein) set forth in the Smedvig Group’s consolidated balance sheet is exceeded by their market value; or (as the case may be) minus

(C)	the amount on a consolidated basis by which the aggregate book value of the Units (or interests therein) set forth in the Smedvig Group’s consolidated balance sheet exceeds their market value where, for the purpose of this definition, the market value of each Unit shall be determined as the mean average of valuations obtained from three (3) independent brokers appointed by the Borrower and approved by the Facility Agent, such valuations to be obtained in writing by the Borrower as at 30 June and 31 December in each year and copies of which shall be attached to each compliance certificate to be provided under Clause 10.2(C) (Provision of financial and other information) in respect of each such date (except that the Borrower may provide the Facility Agent with its own valuations of each Secured Unit which is a tender rig provided that such valuation is, in the opinion of the Facility Agent, reasonable);

“Transfer Certificate”

means a certificate in the form, or substantially in the form, set out in Schedule 4 executed by a Lender, a Transferee Bank and the Facility Agent whereby:-

(A)	such Lender seeks to procure the transfer to such Transferee Bank of all or a part of such Lender’s rights and obligations hereunder upon and subject to the terms and conditions set out in Clause 24.3 (Transfers); and

(B)	such Transferee Bank undertakes to perform the obligations it will assume as a result of such certificate being delivered to, and executed by, the Facility Agent as is contemplated in Clause 24.3 (Transfers);

“Transfer Date”

means, in relation to any Transfer Certificate, the date specified in such Transfer Certificate as the date for the making of the transfer or, where such transfer is specified as being subject to the fulfilment of certain conditions, the date on which the Facility Agent receives a certificate from the Lender making the transfer confirming that all such conditions have been fulfilled;

“Transferee Bank”

shall have the meaning ascribed thereto in Clause 24.3 (Transfers);

“Transferor Bank”

shall have the meaning ascribed thereto in Clause 24.3 (Transfers);

“Unit”

{Confidential Material}*;

“USD500m Revolving Credit Facility Agreement”

means the loan facility agreement dated as of 10 May 2001 as amended by a first supplemental agreement dated 15 February 2002, a second supplemental agreement dated 9 May 2003, a third supplemental agreement dated 26 June 2003 and a fourth supplemental agreement dated of even date herewith made between (1) the Borrower, (2) the USD500m Revolving Credit Facility Lenders, (3) Citigroup Global Markets Ltd, DnB NOR Bank ASA and Fokus Bank ASA as joint arrangers, (4) DnB NOR Bank ASA as facility agent, (5) DnB NOR Bank ASA as documentation agent and (6) the Security Trustee pursuant to which the USD500m Revolving Credit Facility Lenders have agreed to make available to the Borrower, upon the terms and conditions therein set out, a USD500,000,000 reducing revolving credit loan facility;

“USD500m Revolving Credit Facility Banks”

includes the Security Trustee and means the USD500m Revolving Credit Facility Banks and each of the other parties to the USD500m Revolving Credit Facility Agreement except for the Borrower;

“USD500m Revolving Credit Facility Lenders”

means the banks and financial institutions defined in the USD500m Revolving Credit Facility Agreement as “Lenders”;

“USD500m Revolving Credit Facility Outstanding Indebtedness”

means all sums of any kind arising at any time for any reason payable actually or contingently by the Borrower to the USD500m Revolving Credit Facility Banks or any of them under the USD500m Revolving Credit Facility Agreement (whether by way of repayment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for costs or otherwise howsoever);

“US GAAP”

means generally accepted accounting principles and practices in the United States of America; and

“VAT”

means value added tax as provided for in the Value Added Tax Act 1994 and any other tax in any jurisdiction of a similar nature.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.2	Construction

In this Agreement unless the context otherwise requires:-

(A)	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

(B)	references to Clauses and Schedules are to be construed as references to clauses of and schedules to this Agreement unless otherwise stated and references to this Agreement are to be construed as references to this Agreement including its Schedules;

(C)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as from time to time amended, supplemented and/or novated;

(D)	references to any party to this Agreement or any other document shall include reference to such party’s successors and permitted assigns;

(E)	words importing the plural shall include the singular and vice versa;

(F)	references to a “person” shall be construed as references to an individual partnership, firm, company, corporation, unincorporated body of persons or any state or any agency thereof and references to an “undertaking” shall be construed as references to a company, corporation, limited partnership, unlimited partnership, firm or unincorporated body of persons;

(G)	where any matter requires the approval or consent of all or any of the Banks, such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to all or any of the Banks, the relevant Bank or Banks shall not be deemed to have accepted such matter unless its or their acceptance is communicated in writing; except where expressly provided otherwise, the Banks may give or withhold their consent, approval or acceptance at their unfettered discretion without being obliged to give any reason therefor and such consent, approval or acceptance may be given by the relevant Bank or Banks subject to such conditions as it or they may impose in its or their unfettered discretion;

(H)	a certificate by any Bank as to any amount due or calculation made hereunder shall be conclusive except for manifest error; and

(I)	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or other legislative provision.

1.3	Accounting terms

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with Norwegian GAAP.

1.4	Majority Banks

Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions of the Majority Banks, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Banks if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions but so that, if the Borrower is informed by any of the Agents of any opinion, consent, request or instructions given or issued by the Majority Banks, it shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.5	Lead Arrangers

Where this Agreement provides for any matter to be determined by reference to the opinion of the Lead Arrangers or to be subject to the consent or request of the Lead Arrangers or for any action to be taken on the instructions of the Lead Arrangers, such opinion, consent, request or instructions shall (as between the Lead Arrangers) only be regarded as having been validly given or issued by the Lead Arrangers if all the Lead Arrangers shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and all the Lead Arrangers shall have given or issued such opinion, consent, request or instructions but so that, if the Borrower is informed by any of the Agents of any opinion, consent, request or instructions given or issued by the Lead Arrangers, it shall be entitled (and bound) to assume that such notice shall have been duly received by each Lead Arranger and that all the Lead Arrangers shall have reached unanimous agreement whether or not this is in fact the case.

2.	THE COMMITMENTS

2.1	Agreement to lend

The Lenders hereby agree to provide to the Borrower a secured, revolving and reducing credit loan facility in the maximum amount of two hundred and fifty million Dollars (USD250,000,000) upon and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties in Clause 9 (Representations and Warranties) and accordingly the Lenders hereby agree to lend Advances to the Borrower and the obligation of each Lender under this Agreement shall be to contribute its Percentage of each Advance.

2.2	Obligations of Lenders several

The obligations of each Lender under this Agreement are several; the failure of any Lender to perform such obligations shall not relieve any of the Banks or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall any of the Banks be responsible for the obligations of any Lender (except for its own obligations, if any, as a Lender) nor shall any Lender be responsible for the obligations of any other Lender under this Agreement. Provided that, in the event of the failure of any Lender (the “defaulting Lender”) to perform its obligations under this Agreement, the Facility Agent shall consult with the Borrower and the other Lenders with a view to taking steps to mitigate the effects of such default including the procuring of another bank to assume the obligations of the defaulting Lender.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of each of the Banks are several and the amount due to each of the Banks (each for its own account) is a separate and independent debt. Each of the Banks shall have the right to protect and enforce its respective rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any proceedings for this purpose.

3.	ADVANCES

3.1	Drawdown

Subject to the terms and conditions of this Agreement, an Advance may be made to the Borrower following receipt by the Facility Agent from the Borrower of a Drawdown Notice not later than 10.00 a.m. Oslo time on the fourth Banking Day before the date on which the Advance is intended to be made which shall be a Banking Day falling within the Availability Period. A Drawdown Notice shall be effective on actual receipt by the Facility Agent and, once given, shall, subject as provided in Clause 6.6(A) (Market disruption; non-availability), be irrevocable. No Drawdown Notice may be given in respect of an amount which is the subject of a notice of cancellation under Clause 5.3 (Voluntary cancellation of Commitments) or Clause 5.4 (Additional partial cancellation).

3.2	Amount

Each Advance shall be in an amount of twenty five million Dollars (USD25,000,000) or a higher integral multiple of five million Dollars (USD5,000,000) or the balance of the Available Commitments or such other amount (not exceeding the Available Commitments) as the Lenders may agree but no Advance may be drawn down on any day of an amount exceeding the Available Commitments on such day, taking into account for this purpose any Advance (or part thereof) to be repaid or prepaid on such day and any other Advance which is to be made on such day which is the subject of a current Drawdown Notice.

3.3	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Facility Agent shall notify the Facility Agent and each Lender thereof and of the date on which the Advance is to be made and, subject to the provisions of Clause 4 (Conditions Precedent), on such date each of the Lenders shall make available to the Facility Agent its portion of such Advance for payment by the Facility Agent in accordance with Clause 8.2 (Payments by the Lenders).

3.4	The Termination Date

Without prejudice to any other provisions of this Agreement, the Commitments shall in any event be reduced to zero on the Termination Date and no Advances shall be made to the Borrower less than thirty (30) days before the Termination Date.

3.5	Number of Advances

Notwithstanding the provisions of Clause 3.2 (Amount), Advances may be drawn only so that the number of separate Advances outstanding at any time does not exceed five (5) or such other number as may be agreed by all the Lenders.

3.6	Application of Advances

Any Advance to be drawn down shall only be available for drawing hereunder if (i) it is applied for the purpose of acquiring a New Asset, (ii) title to that New Asset vests in the Borrower or another Group Member (other than as Associated Undertaking) on or before drawdown of the Advance, (iii) security is granted over that New Asset in favour of the Security Transfer in accordance with Clause 10.14 contemporaneously with drawdown of the Advance and (iv) the amount of such Advance does not exceed seventy five per cent (75%) of the market value of that New Asset (or one hundred per cent (100%) in the case of the assets listed below) provided always that in relation to any amounts to be drawn from a part of the Commitments suspended under Clause 5.5 (Mandatory Prepayment on sale or loss of certain Secured Assets) such amounts may only be drawn for the purposes and on the conditions specified therein.

The assets referred to above in respect of which an Advance may be drawn in an amount up to one hundred per cent (100%) of its market value are:-

(A)	any shares in Partrederiet West Navigator DA not already owned by the Guarantor or any of its Subsidiaries;

(B)	any shares in the rig “WEST ALPHA” not already owned by the Guarantor or any of its Subsidiaries;

(C)	any shares in the tender rig “WEST SETIA” (under construction) not already owned by the Guarantor or any of its Subsidiaries.

4.	CONDITIONS PRECEDENT

4.1	Documents and evidence

The obligation of each Lender to make its Commitment available shall be subject to the condition that the Facility Agent, or its duly authorised representative, shall have received on or before the Closing Date all the security (in form agreed with the Borrower and acceptable to the Documentation Agent), documents and evidence specified in Schedule 3 in form and substance satisfactory to the Facility Agent with notice to all Lenders.

4.2	General conditions precedent

The obligation of each Lender to make its Commitment available in respect of any Advance shall be subject to the further conditions that, as at the Drawdown Date of the relevant Advance:-

(A)	the representations and warranties contained in Clause 9.2 (Continuing representations and warranties) are true and correct on and as of such date as if each was made with respect to the facts and circumstances existing at such time; and

(B)	no Event of Default or Possible Event of Default shall have occurred and be continuing or would result from the making of the Advance on such date.

4.3	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions Precedent) are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the instruction of all the Lenders without prejudicing the right of the Facility Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of any other Advance.

4.4	Notification to Lenders, Facility Agent and Documentation Agent

The Facility Agent shall notify the Lenders and the Documentation Agent promptly after receipt by it of the security, documents and evidence referred to in Clause 4.1 (Documents and evidence) in form and substance satisfactory to it.

5.	REPAYMENT, REDUCTION AND CANCELLATION

5.1	Reductions of Commitments and repayment of Advances

The Borrower shall repay each Advance as follows:-

(A)	an amount equal to sixty five per cent (65%) of the original amount of such Advance shall be repaid on the Termination Date;

(B)	the balance shall be paid in equal instalments on each of the Reduction Dates falling between the Drawdown Date of such Advance and the Termination Date (or, if there are no Reduction Dates falling during that period, the whole of such balance shall be paid on the Termination Date together with the Borrower’s payment under (A) above).

In addition, if, following any reduction or (pursuant to Clause 5.5) suspension of the Commitments, the amount of the Advances then outstanding exceeds the aggregate amount of the Commitments as so reduced or suspended, the Borrower shall immediately repay the amount of the excess.

Available Commitments shall be automatically reduced in accordance with the provisions of Schedule 8. All outstanding balances of all Advances and all other sums (if any) then owing under this Agreement shall be repaid or paid in full on the Termination Date.

5.2	Voluntary prepayment

Subject to Clause 8.7.1 of the Deed of Agency, Trust and Coordination, the Borrower may at any time by notice to the Facility Agent (effective only on actual receipt) prepay the whole or any part (being five million Dollars (USD5,000,000) or any larger sum which is an integral multiple thereof) of any Advance prior to the Termination Date on not less than four (4) Banking Days’ notice (whether or not any part of the Commitment is also being cancelled on such date pursuant to any provision of this Agreement) and the Borrower shall, when making such prepayment, make such prepayment together with any interest accrued on such amounts and any amounts as referred to in Clause 5.7 (Break costs). For the avoidance of doubt, any amount voluntarily prepaid pursuant to this Clause 5.2 may be redrawn by the Borrower subject always to the other provisions of this Agreement including, without limitation, Clause 3 (Advances) and Clause 4 (Conditions Precedent).

5.3	Voluntary cancellation of Commitments

Subject to Clause 8.7.1 of the Deed of Agency, Trust and Coordination, the Borrower may at any time during the Availability Period by notice to the Facility Agent (effective only on actual receipt) cancel with effect from a date not less than seven (7) days after the receipt by the Facility Agent of such notice the whole or any part (being five million Dollars (USD5,000,000) or any larger sum which is an integral multiple thereof but not more than the Available Commitments of all of the Lenders as at such date) of the total of the Available Commitments as at such date of all the Lenders. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitment of each of the Lenders shall be reduced proportionately.

5.4	Additional partial cancellation

Subject to Clause 8.7.1 of the Deed of Agency, Trust and Coordination, the Borrower may also at any time during the Availability Period by notice to the Facility Agent (effective only on actual receipt) cancel with effect from a date not less than fifteen (15) days after receipt by the Facility Agent of such notice the whole but not part only, but without prejudice to its obligations under Clauses 7.1 (Illegality) 7.2 (Increased costs) and 8.6 (Grossing-up for Taxes), of the Commitment of any Lender to which the Borrower shall have become obliged to pay additional amounts under Clause 7.2 (Increased costs) or 8.6 (Grossing-up for Taxes). Upon any notice of such prepayment being given, the Commitment of the relevant Lender shall be reduced to zero and:-

(A)	the Borrower shall be obliged to prepay the Contribution of such Lender and such Lender’s related costs (interest, break costs etc.) on such date; and

(B)	such Lender shall be under no obligation to issue any further Advances.

5.5	Mandatory reduction on sale or loss of certain Secured Assets

In the event of the sale or Total Loss of a Secured Asset (other than the sale of a Secured Asset to another Group Member (except for an Associated Undertaking) who immediately upon completion of the sale grants security over such Secured Asset in favour of the Security Trustee upon the same terms as that granted by the transferor), the Commitment of each Lender shall be suspended by {Confidential Material}*. Any such suspended amount following a sale of a Secured Asset may, subject always to the other provisions of this Agreement, be drawn for the purpose of reinvestment in Units which are used in the Borrower’s ordinary course of business and are included as a Secured Unit, provided that the fair market value of such Unit shall not be less than 1.33 times the amount re-drawn.

5.6	Effect of prepayment

The following provisions shall apply in respect of any prepayment made or to be made under this Agreement:-

(A)	any notice given by the Borrower under this Agreement stating its intention to make a prepayment shall be irrevocable and shall oblige the Borrower to pay to the Facility Agent on behalf of the relevant Lender or Lenders the amount therein stated on the date therein stated; and

(B)	prepayments under this Agreement shall be made together with accrued interest thereon and the payment of all other sums then owing hereunder including, without limitation, any sum due under Clause 5.7 (Break costs).

5.7	Break costs

If any repayment or prepayment of an Advance or part thereof is made otherwise than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Facility Agent for the account of the Lenders on demand such additional amount as the Facility Agent may certify (such certificate to contain a calculation thereof in reasonable detail and to be, in the absence of manifest error, conclusive) as necessary to compensate each Lender for any loss or expense on account of funds borrowed, contracted for or utilised to fund the amount so repaid or prepaid up to the end of the then current Interest Period fixed in respect of the amount repaid or prepaid. Each such Lender shall promptly provide the Facility Agent with a written calculation of any such loss or expense incurred by it.

6.	INTEREST ON ADVANCES

6.1	Normal interest rate

Subject to Clauses 6.3 (Default interest) and 6.7 (Market disruption; non-availability) and any other relevant provision of this Agreement, the rate of interest applicable to each Advance for each Interest Period relating thereto shall be the rate per annum determined by the Facility Agent to be the aggregate of (A) the Applicable Margin,

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(B) the Associated Costs Rate at the relevant time and (C) LIBOR for that Interest Period. The Borrower shall pay interest on each Advance at such rate in respect of each Interest Period in arrears on each Interest Payment Date relating thereto.

Interest Periods in respect of each Advance shall be determined as follows:-

(A)	the Borrower shall give notice to the Facility Agent, to be received by the Facility Agent not later than 10.00 a.m. Oslo time on the fourth Banking Day before the commencement of each Interest Period relating to such Advance, specifying whether such Interest Period is to be of one (1), three (3) or six (6) month’s duration (or such longer period as the Lenders may agree) provided that

(i)	no more than three (3) Interest Periods of one (1) month may be selected by the Borrower in respect of the Advances during any calendar year; and

(ii)	the Borrower shall ensure that, if any Interest Period would otherwise extend beyond the next following Reduction Date, an Interest Period or Periods shall be selected so as to terminate on such Reduction Date in relation to an Advance or Advances (or portion thereof) equal at least to the Scheduled Reduction Amount relating to that Reduction Date (and for such purpose any Advance may, if necessary, be divided into two portions hereunder);

(B)	if either:-

(i)	the Borrower fails to select an Interest Period in accordance with paragraph (A) of this Clause 6.1; or

(ii)	the Facility Agent certifies that deposits for the period selected by the Borrower are not available to each of the Lenders in the ordinary course of business in the London Interbank Eurocurrency Market to fund such Advance, then, subject to the provisions of paragraph (A) above, the Borrower shall be deemed to have selected an Interest Period of three (3) months;

(C)	Interest Periods shall commence, in the case of the first Interest Period relating to such Advance, on the Drawdown Date in respect thereof and, in the case of Interest Periods other than the first, on the expiry of the preceding Interest Period;

(D)	if an Interest Period would otherwise end on a day which is not a Banking Day, the Interest Period shall be extended until the next following Banking Day unless the next following Banking Day falls in the next calendar month in which case the Interest Period will be shortened to expire on the preceding Banking Day;

(E)	if an Interest Period commences on the last Banking Day in a month or if there is no day in the month in which the Interest Period will end which corresponds numerically to the day on which it begins, the Interest Period shall end on the last Banking Day in that month;

(F)	notwithstanding any other provision of this Clause 6.1, the final Interest Period in respect of such Advance shall be fixed so as to terminate on the Termination Date.

6.2	Variable Margin

(A)	During each Margin Re-Calculation Period the Facility Agent shall review the Guarantor’s ratio of Net Funded Debt (as at the relevant Quarterly Financial Statements Preparation Date) to EBITDA (prevailing during the four (4) financial quarters ending on the relevant Quarterly Financial Statements Preparation Date which immediately preceded the relevant Margin Re-Calculation Period) (for the purpose of this clause 6.2 the “Prevailing Ratio”) based on the calculations contained in the relevant Certificate of Compliance accompanying the Quarterly Financial Statements.

(B)	The Facility Agent shall notify the Borrower and the Lenders in writing before the expiry of the Margin Re-Calculation Period of the Prevailing Ratio and whether or not the Prevailing Ratio would result in a change of the Applicable Margin.

(C)	Any adjustment in the Applicable Margin as a result of clauses 6.2(A) and 6.2(B) shall take effect on and with effect from the relevant Margin Adjustment Date and apply to all of the Outstanding Indebtedness as at such date until further adjusted under the provisions of this clause 6.2 and the Facility Agent’s notice referred to in clause 6.2(B) shall include a statement setting out the re-calculated interest due with respect to the Outstanding Indebtedness.

6.3	Default interest

If the Borrower fails to pay on the due date any sum due under this Agreement (including, without limitation, any sum payable pursuant to this Clause 6.3) the Borrower shall, without affecting any other remedy of the Lenders, pay interest on such sum from the due date to the actual date of payment (as well after as before judgment). Such interest shall accrue on a daily basis:-

(A)	in relation to principal amount of any Advance which the Lenders continue to fund throughout its Interest Period without breaking matching deposits or other underlying funding arrangements until the end of such Interest Period, at the rate equal to the current Interest Rate in respect thereof plus two per cent (2%) per annum; and

(B)	in relation to each other amount, at the rate computed by the Facility Agent and certified by the Facility Agent to the Borrower as being the aggregate of:-

(i)	the Applicable Margin plus two per cent (2%); and

(ii)	LIBOR (as determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may in its unfettered discretion select)

such interest to be compounded at the end of the period selected by the Facility Agent and to be payable on demand.

6.4	Notification of interest rate

The Facility Agent shall notify the Borrower and the Lenders promptly of each rate of interest determined by it under this Clause 6.

6.5	Reference Bank quotations

If any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR pursuant to the proviso contained in the definition of LIBOR the interest rate shall be determined, subject to Clause 6.6 (Replacement of Reference Banks) on the basis of the quotations furnished by the remaining Reference Banks.

6.6	Replacement of Reference Banks

If:-

(A)	the whole of the Contribution (if any) of any Reference Bank is prepaid; or

(B)	the Commitments (if any) of any Reference Bank are reduced to zero in accordance with Clauses 5.4 (Additional partial cancellation) or 7 (Illegality, Increased Costs and Force Majeure); or

(C)	a Reference Bank transfers the whole of its rights and obligations (if any) as a Lender under this Agreement; or

(D)	where applicable, any Reference Bank ceases to provide quotations to the Facility Agent for the purposes of determining LIBOR the Facility Agent may, acting on the instructions of the Majority Banks, terminate the appointment of such Reference Bank and appoint another Lender to replace such Reference Bank.

6.7	Market disruption; non-availability

(A)	If at any time prior to the commencement of an Interest Period in respect of any Advance:-

(i)	the Facility Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period;

(ii)	where applicable, none of the Reference Banks supplies the Facility Agent with a quotation for the purpose of calculating LIBOR; or

(iii)	the Facility Agent shall have received notification from any Lender that deposits in Dollars are not available to such Lender in the London Interbank Eurocurrency Market in the ordinary course of business in sufficient amounts to fund its Contribution to such Advance during such Interest Period or, where applicable, that the arithmetic mean of the quotations for LIBOR supplied by the Reference Banks does not accurately reflect the cost to such Lender of obtaining such deposits during such Interest Period the Facility Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrower and each of the Lenders and, if such Determination Notice is given in respect of an Advance prior to its drawdown hereunder, such Advance shall not be made. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.

(B)	After the giving of any Determination Notice no further Advances may be borrowed until notice to the contrary is given to the Borrower by the Facility Agent.

(C)	During the period of twenty (20) days following the giving of any Determination Notice, the Borrower, the Facility Agent and the Lenders shall negotiate in good faith in order to arrive at a mutually acceptable substitute basis for each Lender to continue its Contribution to the Advance and, if within such twenty (20) day period the Borrower, the Facility Agent and the Lenders shall agree in writing upon such an alternative basis (the “Substitute Basis”) the Substitute Basis shall be retroactive to and effective from the first day of the relevant Interest Period.

(D)	If the Borrower, the Facility Agent and the Lenders fail to agree on a Substitute Basis within such twenty (20) day period, the Borrower shall pay interest on the Advance to each Lender at the rate certified by each such Lender and notified through the Facility Agent to the Borrower as being a reasonable interest rate reflecting the cost to such Lender of funding its Contribution to such Advance during the period from the date of the relevant Determination Notice, plus the Applicable Margin, and such rate plus the Applicable Margin shall be the Substitute Basis.

(E)	So long as any Substitute Basis is in force, the Facility Agent shall from time to time (but at least monthly) and in consultation with the Lenders review whether or not the circumstances are such that such Substitute Basis is no longer necessary and, if the Facility Agent so determines it shall notify the Borrower and the Lenders that the Substitute Basis shall cease to be effective from such date as the Facility Agent shall reasonably specify.

7.	ILLEGALITY, INCREASED COSTS AND FORCE MAJEURE

7.1	Illegality

If any law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon any Lender in the jurisdiction in which it is formed or has its principal office or the office identified against its name in this

Agreement (or in any Transfer Certificate, in the case of a Transferee Bank) or in which any action is required to be performed by it for the purposes of this Agreement (whether or not in force before the date of this Agreement) causes any Lender to believe that it has become unlawful for that Lender to contribute to any Advance or to fund its Contribution, then that Lender shall promptly inform the Facility Agent and the Facility Agent shall notify the Borrower whereupon:-

(i)	the relevant Lender (the “Affected Party”) shall, following consultation with the Borrower, use all reasonable efforts to avoid the effects of such introduction, imposition, variation or change and in particular shall consider, subject to obtaining any necessary consents, transferring at par its rights and obligations under this Agreement to another legal entity approved by the Borrower not affected by such law;

(ii)	if the Affected Party, upon having used all reasonable efforts, is unable, within sixty (60) days following the date upon which the Affected Party became aware of any such introduction, imposition, variation or change, or such shorter period permitted thereby, to avoid the effect thereof, or the Borrower fails within such period to agree to any proposal put forward by the Affected Party to avoid the effects of such introduction, imposition variation or change, then the Facility Agent shall, at the request and on behalf of the Affected Party, give notice to the Borrower that on such date or on a future specified date, in either case not being earlier than the latest date permitted by such introduction, imposition, variation or change:-

(a)	such Lender’s Commitment shall be reduced to zero; and

(b)	the Borrower shall be obliged to prepay the Contribution of such Lender either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation.

7.2	Increased costs

If the result of any change in, or in the interpretation or application of, any law or regulation (including, without limitation, those relating to Taxation, capital adequacy, liquidity, reserve assets and special deposits) is to:-

(A)	subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under this Agreement (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal office or Lending Branch is located); and/or

(B)	increase the cost to, or impose an additional cost on, any Lender in making or keeping its Commitment available or maintaining or funding its Contribution or otherwise in maintaining its obligations under this Agreement; and/or

(C)	reduce the amount payable or the effective return to any Lender under this Agreement; and/or

(D)	reduce any Lender’s rate of return on its capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under this Agreement; and/or

(E)	require any Lender to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under this Agreement then and in each such case (but subject to Clause 7.3 (Exceptions)):-

(i)	such Lender shall notify the Borrower in writing of such event promptly upon it becoming aware of the same specifying reasonable details of the relevant event and of any increased cost, reduction in any rate of return or increased liability and its method of calculation and attribution to its obligations under this Agreement; and

(ii)	the Borrower shall on demand, made at any time whether or not the relevant Lender’s Contribution has been repaid, pay to the Facility Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount in reasonable detail but not including any matters which such Lender regards as confidential in relation to its funding arrangements) is required to compensate such Lender for such increased cost, reduction, payment or forgone return.

7.3	Exceptions

Nothing in Clause 7.2 (Increased costs) shall entitle any Lender to compensation for any such increased costs, reduction, payment or foregoing return to the extent that the same is:-

(A)	attributable to changes in capital adequacy or weightings arising as a result of the recommendations of the paper titled “International Convergence on Capital Measurement and Capital Standards” dated July 1988 prepared by the Basle Committee on Banking Regulations and Supervisory Practices, as amended in November 1991; or

(B)	the subject of an additional payment under Clause 8.6 (Grossing-up for Taxes).

7.4	Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:-

(A)	the Borrower being required to make an increased payment to a Lender pursuant to Clause 8.6 (Grossing-up for Taxes);

(B)	the reduction of the Commitment of a Lender to zero or the Borrower being required to prepay the Contribution of a Lender pursuant to Clause 7.1 (Illegality); or

(C)	the Borrower being required to make a payment to a Lender to compensate such Lender for an increased cost, reduction, payment or forgone return pursuant to Clause 7.2 (Increased costs)

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under this Clause 7 and Clause 8.6 (Grossing-up for Taxes), the relevant Lender shall, if so required by the Borrower and at the Borrower’s expense, transfer its rights and obligations under this Agreement to another bank or financial institution nominated by the Borrower and approved by the other Lenders.

7.5	Force majeure

None of the Banks shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from the action or inaction or purported action of any governmental or local authority or any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon any of the Banks or any of their respective employees), from any act of God or war (whether declared or not) affecting any of the Banks or any other circumstances whatsoever outside their control.

8.	PAYMENTS

8.1	Payments by the Borrower

All payments to be made to any of the Banks by the Borrower under this Agreement shall be made not later than 10.00 a.m. New York City time on the due date in Dollars and in same day funds to the account of the Facility Agent at Bank of New York, New York (Account Number: 8033261374) quoting reference “Smedvig Rig/Credit Admin. Ship” or at such other office or bank as the Facility Agent may from time to time designate.

8.2	Payments by the Lenders

All sums to be advanced by the Lenders to the Borrower under this Agreement shall be remitted in Dollars on the date of the Advance to the account of the Facility Agent at such bank as the Facility Agent may have notified to the Lenders and shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent to the account specified in the relevant Drawdown Notice.

8.3	Facility Agent may assume receipt

Where any sum is to be paid under this Agreement to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and the Facility Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Facility Agent, then the person to whom such sum was so made available shall on request refund such sum to the Facility Agent together with interest thereon sufficient to compensate the Facility Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Facility Agent and/or person to whom such sum was made available by the Facility Agent for any and all loss or expense which the Facility Agent or such person may sustain or incur as a consequence of such sum not having been paid on its due date.

8.4	Non-Banking Days

When any payment under this Agreement would otherwise be due or the Termination Date or any Reduction Date would otherwise fall on a day which is not a Banking Day, the due date for payment or (as the case may be) the Termination Date or such Reduction Date shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made, or (as the case may be) the Termination Date or such Reduction Date shall fall, on the immediately preceding Banking Day.

8.5	Calculations

All interest, commissions, fees and other payments of an annual nature hereunder shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

8.6	Grossing-up for Taxes

(A)	Grossing-up

If at any time the Borrower and/or the Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due hereunder for the account of any of the Banks (or if the Facility Agent is required to make any deduction or withholding from a payment to any of the Banks), the sum due from the Borrower and/or the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower and/or the Guarantor shall indemnify each Bank against any losses or costs incurred by any of them by reason of any failure of the Borrower and/or the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower and/or the Guarantor shall promptly deliver to the Facility Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

(B)	Tax credits

If, following any such deduction or withholding as is referred to in paragraph (A) of this Clause 8.6 from any payment by the Borrower, the recipient of that payment shall determine in its sole discretion that it has received fully utilised and retained on an affiliated group basis a credit against or remission for any

Taxes payable by it, such recipient shall, subject to the Borrower having made any increased payment in accordance with paragraph (A) of this Clause 8.6 and to the extent that the recipient can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the recipient to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as the recipient shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the recipient (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the recipient as aforesaid. Such reimbursement shall be made forthwith upon the relevant Bank certifying that the amount of such credit or remission has been received by it and any payment so made shall be conclusive evidence of the amount due to the Borrower and will be accepted by the Borrower in full and final settlement of its rights under this Clause 8.6(B). Nothing contained in this Agreement shall oblige the recipient to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this Clause 8.6(B), be entitled to enquire about the recipient’s tax affairs.

8.7	Currency of account

If any sum due from the Borrower hereunder, or under any order or judgment given or made in relation hereto, has to be converted from the currency (“the first currency”) in which the same is payable hereunder or under such order or judgment into another currency (“the second currency”) for the purpose of:-

(A)	making or filing a claim or proof against the Borrower;

(B)	obtaining an order or judgment in any court or other tribunal; or

(C)	enforcing any order or judgment given or made in relation thereto the Borrower shall indemnify and hold harmless the Banks from and against any damages or losses suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Facility Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it on behalf of the Banks in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute a separate and independent obligation of the Borrower from its other obligations and shall apply irrespective of any indulgence granted by the Banks.

8.8	Bank accounts

Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement. The Facility Agent shall maintain a control account showing the Advances and other sums owing to the respective Banks hereunder and all payments in respect thereof made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing to each of the Banks under this Agreement.

8.9	Manner of application

Where any amount is due and payable from the Borrower hereunder and any payment is received from the Borrower of less than the whole of such outstanding amount, the amount received shall be applied in the following order (or such other order as the Lenders shall decide) and such manner of application shall override any appropriation made by the Borrower:-

FIRST:	in or towards satisfaction of all sums due hereunder other than principal of or interest on any Advance;

SECONDLY:	in or towards satisfaction of interest accrued on the Advances; and

THIRDLY:	in or towards satisfaction of the Advances.

8.10	Value added tax

All consideration expressed to be payable under any of the Security Documents by the Borrower shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lenders to the Borrower in connection with a Security Document, the Borrower shall pay to the Facility Agent (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

Where a Security Document requires the Borrower to reimburse the Facility Agent for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Facility Agent against all VAT incurred by the Facility Agent in respect of the costs or expenses to the extent that the Facility Agent reasonably determines that it is not entitled to credit or repayment of the VAT.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Initial representations and warranties

The Borrower represents and warrants to the Banks that as at the Execution Date and as of the first Drawdown Date:-

(A)	Non-conflict with laws

The entry into and performance of each of the Security Documents and the transactions contemplated thereby do not and will not conflict with any law or regulation or any official or judicial order.

(B)	No default

No event has occurred which constitutes (or which, with the giving of notice, lapse of time, determination of materiality or other condition would or might constitute) a default under:-

(i)	any contract or document relating to any Financial Indebtedness of the Borrower or any Group Member; or

(ii)	any other agreement to which any Group Member is a party the breach of which would or might reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement (including, without limitation, its obligations as to the financial condition of the Smedvig Group set out in Clause 12 (Financial Condition)).

(C)	Consents

All authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required by each Obligor in connection with the entry into, performance, validity and enforceability of each of the Security Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

(D)	Accuracy of information

All information furnished by or on behalf of the Borrower and the Guarantor relating to its business and affairs in connection with this Agreement was true and correct in all material respects when made and there are no other material facts or considerations the omission of which at the date of this Agreement would render any such information misleading.

(E)	Full disclosure

Each of the Borrower and the Guarantor have fully disclosed in writing to the Lenders through the Facility Agent all facts relating to itself and the Smedvig Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

(F)	Accounts

The audited consolidated profit and loss account and balance sheet of the Smedvig Group for the financial year ended 31 December 2003 (which accounts were prepared in accordance with Norwegian GAAP) fairly represent the consolidated financial condition of the Smedvig Group as at 31 December 2003 and since that date there has been no material adverse change in the consolidated financial condition of the Smedvig Group as shown in such audited accounts save as disclosed in writing to the Facility Agent.

(G)	No encumbrances

None of the assets or rights of any Group Member (excluding the Associated Undertakings) is subject to any Encumbrance except Permitted Encumbrances.

(H)	Winding-up, insolvency, etc.

No Group Member has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against any Group Member for its winding up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of such Group Member or any or all of its assets or revenues nor has any Group Member sought any other relief under any applicable insolvency or bankruptcy law and none of the events described in Clause 16.1(H) (Insolvency) have occurred and are continuing in relation to any Group Member.

(I)	Litigation

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to, investigative proceedings), are current or pending or (to the best of the Borrower’s knowledge and belief) threatened, which involve a claim against any Group Member in an amount exceeding {Confidential Material}* or the equivalent in any other currency.

(J)	Tax liabilities

Except as disclosed in writing to the Facility Agent, each Group Member has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it. No claims are being asserted against any Group Member with respect to Taxes for an amount exceeding one million Dollars (USD1,000,000) save for a potential claim by the Norwegian tax authorities in respect of “WEST ALPHA” in the amount of approximately thirty million Norwegian Kroner (NOK30,000,000) as noted in the audited consolidated annual accounts of the Smedvig Group for the financial year ended 31 December 2003.

(K)	Taxes on payments

All amounts payable by the Borrower hereunder may be made free and clear of and without deduction for or on account of any Taxes.

(L)	Ownership of shares

The corporate structure diagram of the Smedvig Group set out in Schedule 7 is true, accurate and complete and represents the entire corporate structure of the Smedvig Group.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(M)	Status of Secured Units

The Secured Units will be:

(i)	in class and free from any requirement or other notation of the relevant classification society which affects class and has not been complied with in accordance with its terms;

(ii)	not:-

(a)	under arrest; or

(b)	in the possession of any person or subject to a possessory lien; or

(c)	subject to any liens or Encumbrances other than Permitted Encumbrances;

(iii)	insured in accordance with the requirements of Clause 10.9 (Insurances);

(N)	No money laundering

In relation to the utilisation by the Borrower of the facilities granted to it hereunder, the performance and discharge of its obligations and liabilities under this Agreement and the Security Documents to which it is a party, and the transactions and other arrangements effected or contemplated by this Agreement and the Security Documents to which the Borrower is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

9.2	Continuing representations and warranties

The Borrower represents and warrants to the Banks that as at the Execution Date and as otherwise provided in Clause 9.3 (Repetition of representations and warranties):-

(A)	Status

The Borrower is a limited liability company, duly constituted and validly existing under the laws of the Kingdom of Norway possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted.

(B)	Powers and authority

Each Obligor has the power and capacity to enter into, and to perform its obligations under each of the Security Documents to which it is a party and has taken all necessary action to authorise its entry into each of the Security Documents to which it is a party and the performance by it of its obligations thereunder.

(C)	Legal validity

This Agreement and, when executed, each of the other Security Documents will constitute the legal, valid and binding obligations of the relevant Group Member enforceable in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally and by general principles of equity.

(D)	Non-conflict with constitutional document and other agreements

The entry into and performance of each of the Security Documents and the transactions contemplated hereby do not and will not conflict with:-

(i)	the constitutional documents of any Obligor; or

(ii)	any agreement or document to which any Obligor is a party or which is binding upon it or any of its assets;

nor result in the creation or imposition of any Encumbrance on any of the assets of any Obligor pursuant to the provisions of any such agreement or document.

(E)	Pari passu status

The claims of the Banks against the Borrower under this Agreement will rank at least pari passu (but subject always to the provisions of Clause 10.13 (Undertaking to procure subordination of additional debt)) with the claims of all other unsecured creditors of the Borrower other than claims of such creditors to the extent that they are statutorily preferred.

(F)	No immunity

No Obligor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under any Security Document.

(G)	Material adverse change and material litigation

There has been (i) no material adverse change in the business, condition (financial or otherwise), prospects or operations of any Obligor since 31 December 2003, (ii) no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings), in excess of {Confidential Material}* or the equivalent in any other currency brought by or against or threatened against (to the best of its knowledge and belief), any Obligor since 31 December 2003, and (iii) no other event or circumstance has occurred which, in the reasonable opinion of the Majority Banks is reasonably likely to have a material adverse effect on the ability of the person concerned to comply with any of its material obligations under this Agreement or any Security Document to which it is a party or the legality validity or enforceability of this Agreement or any Security Document or the rights or remedies of the Lenders thereunder has occurred since 31 December 2003.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9.3	Repetition of representations and warranties

The representations and warranties set out in Clause 9.2 (Continuing representations and warranties) shall survive the execution of this Agreement and shall be deemed to be repeated on each day during the Loan Period, with reference mutatis mutandis to the facts and circumstances then subsisting, as if made on each such day.

10.	GENERAL UNDERTAKINGS: POSITIVE COVENANTS

10.1	Duration

The undertakings contained in this Clause 10 shall remain in full force from the Execution Date until the end of the Loan Period.

10.2	Provision of financial and other information

The Borrower will provide to the Facility Agent:-

(A)	as soon as practicable, but in any event within one hundred and twenty (120) days after the close of each of its financial years, printed copies (in sufficient numbers for the Banks) of the audited consolidated profit and loss account and balance sheet of the Smedvig Group for that financial year;

(B)	as soon as practicable (and in any event within sixty (60) days after the close of each of its financial quarters) a printed copy of the unaudited consolidated profit and loss account and balance sheet of the Smedvig Group for that financial quarter;

(C)	not later than sixty (60) days after 31 March, 30 June, 30 September and not later than one hundred and twenty (120) days after 31 December in each year (commencing with 31 December 2004), a compliance certificate signed by the Chief Financial Officer of the Guarantor in the form set out in Schedule 5 (or such other form as the Facility Agent may from time to time reasonably require) certifying as to the financial condition of the Smedvig Group on a consolidated basis as at that quarterly reference date;

(D)	not later than sixty (60) days after 30 June and 31 December in each year, copies of the Smedvig Group’s consolidated cash flow forecasts for the following twelve (12) month period;

(E)	promptly, such further information in the possession or control of the Borrower and/or the Guarantor regarding the financial condition, operations and relevant contracts of the Smedvig Group (including, without limitation, any agreements between different Group Members) as the Facility Agent or any of the Lead Arrangers may reasonably request; and

(F)	details of any litigation, arbitration or administrative proceedings which affect the Borrower or any other Group Member as soon as the same are instituted or, to the knowledge of the Borrower, threatened which involve a claim in an amount exceeding {Confidential Material}* or the equivalent in any other currency.

10.3	Financial records

The Borrower will keep, and shall procure that each other Group Member will keep, proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of such party in accordance with Norwegian GAAP consistently applied.

10.4	Preparation of financial statements

Each set of financial statements to be provided to the Facility Agent pursuant to Clause 10.2 (Provision of financial and other information) shall be prepared in accordance with Norwegian GAAP consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) and shall fairly represent the financial condition of the Smedvig Group on a consolidated basis. If, as a result of any change in Norwegian GAAP or in the interpretation thereof, there is a change in the manner of determining any of the items shown in the accounts and/or financial statements of the Smedvig Group and the effect of such change would, in the reasonable opinion of the Facility Agent, be such as to affect adversely the basis or efficacy of the financial covenants contained in Clause 12 (Financial Condition) in ascertaining the financial condition of the Smedvig Group on a consolidated basis, then such item shall for the purposes of this Agreement continue to be determined in accordance with Norwegian GAAP insofar as the same were applied immediately prior to the change therein or in the interpretation thereof.

10.5	Consolidation of Major Shared Enterprises

The Borrower undertakes to procure at all times the consolidation of the Guarantor’s interest in all Major Shared Enterprises in all financial statements of the Smedvig Group.

10.6	Notification of default

The Borrower will notify the Facility Agent of any Event of Default or Possible Event of Default forthwith upon it becoming aware of the occurrence thereof.

10.7	Consents and registrations; maintenance of status

The Borrower will do all such things as are necessary:-

(A)	to enable each Obligor to comply with any of its respective financial obligations under any Security Document to which it is a party;

(B)	to maintain its corporate existence in good standing;

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(C)	to ensure that each Group Member has the right, and is duly qualified and able, to conduct its business as it is conducted in all applicable jurisdictions; and

(D)	to ensure that each Group Member complies with all of the obligations and responsibilities from time to time imposed on it under any applicable laws, regulations, conventions or other agreements relating to the protection of the environment from pollution including, without limitation, obtaining, maintaining, promptly renewing (when necessary) and complying at all times with (and, upon request, promptly furnishing certified copies to the Facility Agent of) all such authorisations, approvals, consents, licences and exemptions as are from time to time required under any applicable law, regulation or convention in connection with any of the matters aforesaid.

10.8	Listing

The Borrower will procure that at all times during the Loan Period the Guarantor is listed on a recognised stock exchange which, for the purposes of this Clause 10.8, shall mean the Oslo, London and New York Stock Exchanges or any other stock exchange approved by the Lead Arrangers.

10.9	Insurances

The Borrower will, and shall procure that each other Group Member will, insure the respective assets owned and/or operated by it and maintain insurance cover in respect thereof in accordance, in the case of insurance of the Secured Units, with the provisions of the relevant Security Documents and otherwise in such amounts and against such risks as would be effected by a prudent owner or operator of such assets having regard to the normal market practice in respect of such assets from time to time. The Borrower also acknowledges the right of the Facility Agent, when any of the Secured Units is or may be located in any such area as is described in Clause 10.10 (Trading in US and other waters) to effect, at the Borrower’s expense (and in close co-operation with the Borrower) but for the exclusive benefit of the Lenders, insurance policies thereon known in the marine insurance market as “mortgagees’ additional perils pollution insurance” and “mortgagees’ interest insurance” on such terms as the Facility Agent may approve.

10.10	Trading in US and other waters

The Borrower will notify the Facility Agent in writing prior to any Secured Unit entering the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Facility Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Facility Agent to the Borrower.

10.11	Major Projects

The Borrower undertakes that it will provide the Lead Arrangers with disclosure of every Major Project undertaken by one or more Group Members either, in the case of a project whose capital cost to the Smedvig Group on a consolidated basis is originally budgeted to exceed one hundred million Dollars (USD100,000,000), immediately after such project is approved by the Board of Directors of the Guarantor or other relevant Group Member or Group Members or, in the case of a project whose capital cost to the Smedvig Group on a consolidated basis was originally budgeted not to exceed one hundred million Dollars (USD100,000,000) but has subsequently exceeded that figure, at such time as such cost overrun has become evident. For these purposes disclosure means a written presentation of such Major Project containing contractual particulars and a financial analysis and estimates both of its capital cost and the time for completion of its various stages and a review of any other issues which are material to fulfilment of such project.

10.12	Undertaking to procure performance of Obligors and acknowledgement of continuing security

The Borrower undertakes to procure due, prompt and continuing performance by each Obligor of all of such Obligor’s obligations under such of the Security Documents to which such Obligor is a party. The Borrower also agrees and declares that the Security shall take effect as continuing security for payment of the Outstanding Indebtedness and the Security shall not be satisfied by any intermediate payment or satisfaction of any part of the amounts thereby secured and all powers arising therefrom may be exercised from time to time and as often as the Security Trustee (or any other party in whose favour the Security is granted) may deem expedient.

10.13	Undertaking to procure subordination of additional debt

Save for the USD500m Revolving Credit Facility Outstanding Indebtedness (which ranks pari passu with the Outstanding Indebtedness), the Borrower undertakes to procure (in terms acceptable to the Majority Banks) the subordination, in point of payment and priority, of any Financial Indebtedness, which is secured by Secured Assets, of any Group Member created on or after the Execution Date, to any debt created pursuant to this Agreement.

10.14	Undertaking to Mortgage and Pledge

Except in relation to any such acquisition financed by way of Non-Recourse Debt, the Borrower undertakes that upon the acquisition by the Guarantor or any of its Subsidiaries of a New Asset, it will procure that immediately upon completion of such acquisition:

(A)	if such New Asset is a Unit and is owned as to one hundred per cent (100%) by the Guarantor and/or any one or more of its Subsidiaries, (i) the owner or owners of such Unit shall execute a first preferred/priority ship mortgage over the Unit in favour of the Security Trustee together with a general assignment of insurances and earnings (including, if any such owner is incorporated in Norway, a Norwegian law floating charge over that company’s receivables (“avtale om factoring”)) and (ii) the Guarantor or other relevant Subsidiary shall pledge its shares or other participation rights in the owner or owners of the Unit in favour of the Security Trustee, in each case in a form satisfactory to the Security Trustee; and

(B)	if such New Asset is shares or other participation rights in a company or partnership which owns or is intended to own a Unit, such shares or other participation rights shall be pledged in favour of the Security Trustee in a form satisfactory to the Security Trustee and the Borrower shall further deliver or procure the delivery to the Facility Agent of all such legal opinions as the Facility Agent shall reasonably require in respect of such Security Documents.

11.	GENERAL UNDERTAKINGS: NEGATIVE COVENANTS

11.1	Duration

The undertakings contained in this Clause 11 shall remain in full force from the date of this Agreement until the end of the Loan Period.

11.2	Negative pledge

The Borrower will not, and will procure that neither the Guarantor nor any of its other Subsidiaries will, create or permit to create any Encumbrance on the whole or any part of (i) any of the assets owned by the Guarantor or any of its Subsidiaries as at the Execution Date or (ii) any New Assets, except for

(A)	Permitted Encumbrances; and

(B)	Encumbrances disclosed in writing to the Lenders prior to the Execution Date and which are acceptable to the Lenders; and

(C)	Encumbrances created with the prior written consent of the Lenders.

11.3	Material change of business or business strategy

Except with the prior written consent of the Majority Banks (which consent shall not be unreasonably withheld) or in the case of a Permitted Winding-Up, the Borrower will not, and shall procure that no other Group Member (except for Associated Undertakings) will, cease to carry on or make any change in all or any part of its business as presently conducted, or carry on any other business, which in any such case is substantial in relation to the business as presently conducted by the Smedvig Group as a whole.

11.4	Mergers and demergers

Except with the prior written consent of the Lenders, the Borrower will not, and shall procure that no other Group Member (except for Associated Undertakings) will, enter into any merger with any other company nor will it demerge itself into any two or more companies unless, in either case:-

(A)	the relevant Group Member will survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Security Documents; and

(B)	in the opinion of the Majority Banks such merger or demerger will not, and may not reasonably be expected to, adversely affect the financial condition of the Smedvig Group to the extent that the requirements as to the financial condition of the Smedvig Group pursuant to this Agreement would cease to be satisfied either immediately or at any later date.

Notwithstanding the foregoing, it is agreed by the Lenders that:

(i)	Smedvig T-4 AS, Smedvig T-8 AS and West Alliance AS may be merged into one single company; and

(ii)	Smedvig T-7 AS, West Menang AS and West Pelaut AS may be merged into one single company;

provided that, immediately upon completion of either such merger, all of the obligations of the companies forming the new merged company under the Security Documents to which they are a party are assumed by that company (“Newco”) and the assets which were subject to such Security Documents continue to be subject to valid and enforceable Encumbrances in favour of the Security Trustee or, to the extent that this is not the case, Newco executes and registers in favour of the Security Trustee replacement Security Document creating Encumbrances over such assets as security for the Outstanding Indebtedness and provided further that all of the shares in Newco are pledged or charged in favour of the Security Trustee as security for the Outstanding Indebtedness (and the Lenders’ consent to such merger is further subject to the receipt of such legal opinions as the Facility Agent shall reasonably require in respect thereof).

11.5	[Intentionally left blank]

11.6	Financial year

Except with the prior written consent of the Facility Agent, the Borrower will not, and shall procure that no other Group Member will, alter its financial year end.

12.	FINANCIAL CONDITION

12.1	Minimum Liquidity

The Borrower will procure that throughout the Loan Period the Minimum Liquidity of the Smedvig Group will not fall below fifty million Dollars (USD50,000,000).

12.2	[Intentionally left blank]

12.3	Leverage Ratio

The Borrower will procure that from the Execution Date the Leverage Ratio of the Smedvig Group will not exceed:

(A)	for the period from the Execution Date up to (and including) 30 June 2005	6.50 : 1

(B)	for the period from 1 July 2005 until the end of the Loan Period	5.50 : 1

12.4	Total Value Adjusted Assets/Total Liability Ratio

The Borrower will procure that throughout the Loan Period the Total Value Adjusted Assets to Total Liabilities ratio will not fall below 1.5:1.

12.5	Testing of financial condition

The requirements contained in this Clause 12 as to the financial condition of the Smedvig Group shall be tested as at 31 March, 30 June, 30 September and 31 December in each year (commencing with 30 September 2004) by reference to the financial statements and compliance certificates delivered to the Facility Agent pursuant to Clause 10.2 (Provision of financial and other information).

13.	FURTHER ASSURANCE

The Borrower will from time to time on being required to do so by the Facility Agent do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Facility Agent as the Facility Agent may reasonably consider necessary for giving full effect to the Security Documents or securing to the Banks the full benefit of the rights, powers and remedies conferred or intended to be conferred upon them in the Security Documents.

14.	FEES

14.1	Commitment commission

The Borrower shall pay to the Facility Agent for the account of the Lenders pro rata in accordance with their respective Commitments in arrears on each Reduction Date and on the last day of the Availability Period, commitment commission computed from the Execution Date at the rate per annum equal to {Confidential Material}* of the Applicable Margin from time to time on the daily undrawn and uncancelled amount of each Lender’s Available Commitment in relation to the relevant period.

14.2	Arrangement fee

The Borrower shall pay to the Facility Agent on the Execution Date for the account of the Lead Arrangers an arrangement fee of the amount specified in the arrangement letter dated 15 September 2004 between the Borrower and the Lead Arrangers.

14.3	Agency fee

The Borrower shall pay to the Facility Agent for the account of itself and the other Agents a non-refundable annual agency fee in the amount and on the dates specified in a separate letter agreement between the Borrower and the Facility Agent.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.	COSTS, EXPENSES AND INDEMNITIES

15.1	Expenses

The Borrower shall reimburse the Lead Arrangers on demand for the charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of all legal advisers instructed by the Facility Agent and/or the Documentation Agent and/or the Security Trustee and the reasonable travel expenses of the Lead Arrangers) in each case reasonably incurred by them in their capacity as Lead Arrangers directly in respect of the negotiation, preparation, printing and execution of this Agreement, the Deed of Agency, Trust and Coordination and the other Security Documents and any other documents required in connection with the implementation of this Agreement, the Deed of Agency, Trust and Coordination and/or the other Security Documents including, without limitation, any such charges or expenses incurred in connection with any amendment or extension of, or the granting of any waiver or consent under, any Security Document.

15.2	Expenses of enforcement and preservation of security

The Borrower shall reimburse the Facility Agent on behalf of itself and the other Banks on demand for all charges and expenses (including value added tax or any similar tax thereon and including without limitation the fees and expenses of all legal advisers instructed by the Facility Agent and/or Documentation Agent and/or the Security Trustee) incurred by the Facility Agent and/or the Documentation Agent and/or the Security Trustee and/or the other Banks in connection with the enforcement of, or the preservation of any rights under, any of the Security Documents.

15.3	Stamp duties

The Borrower shall pay, or indemnify the Facility Agent, the Documentation Agent, the Security Trustee and the other Banks on demand against, any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of any of the Security Documents provided however that the indemnity under this Clause 15.3 shall not apply to Taxes payable on the transfer of rights and/or obligations of the Lenders or the change of Lending Branch of any Lender in accordance with Clause 24.3 (Transfers) or Clause 24.8 (Lending Branch) respectively.

15.4	Indemnity for void and/or unenforceable provisions

The Borrower agrees to indemnify and hold harmless the Banks and each of them from and against any loss incurred by any of them as a result of any provision of this Agreement being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to any such person, the amount of such loss being limited to the amount which the relevant Bank or Banks would otherwise have been entitled to recover hereunder had such provision not become void, voidable or unenforceable.

15.5	Funding indemnity

The Borrower agrees to indemnify and hold harmless the Banks and each of them from and against any loss, cost or expense incurred by them as a result of or in connection with any Advance not being made for any reason (excluding default by any Bank) on the date specified in any Drawdown Notice after the same has been given.

15.6	General indemnity

The Borrower agrees to indemnify and hold harmless each of the Banks and, in each case, each of its and their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, legal expenses and expenses (altogether “Losses”), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to this Agreement and the other Security Documents (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the facility granted hereunder. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

16.	DEFAULT

16.1	Events of default

Each of the events set out below is an Event of Default:-

(A)	Non-payment

The Borrower or any other Obligor does not pay on the due date any amount of principal or interest, or within three (3) Banking Days of the due date any other amount, payable by it under this Agreement or any other Security Document at the place and in the currency in which it is expressed to be payable or, in the case of amounts due on demand, within three (3) Banking Days of the relevant demand provided however that if an amount of interest or commitment commission is not paid on the due date when due in accordance with the provisions of Clause 6.1 (Normal interest rate) or Clause 14.1 (Commitment commission) (as the case may be) solely by reason of:-

(i)	some error or omission on the part of the bank by or through whom the relevant funds are being transmitted by the Borrower or such Obligor to the Facility Agent; or

(ii)	an administrative error or omission on the part of the Borrower or such Obligor, which the Borrower or such Obligor proves to the satisfaction of the Facility Agent did not result from the gross negligence or wilful misconduct of the Borrower or such Obligor or any of its managerial or supervisory personnel no Event of Default shall occur for the purpose of this Clause 16.1(A) unless such amount of interest, commitment commission or guarantee commission (and any default interest payable in respect of such amount in accordance with Clause 6.3 (Default interest)) remains unpaid at the expiry of the third Banking Day following the date when the Facility Agent has (a) in the case of sub-paragraph (i) above given written notice of the error or omission to the Borrower or other relevant Obligor and demanded payment of such due but unpaid amount, or (b) in the case of sub-paragraph (ii) above the Facility Agent has given written notice to the Borrower or other relevant Obligor of the Facility Agent’s determination that the administrative error or omission on the part of the Borrower or such Obligor did not result from any gross negligence or wilful misconduct of the Borrower or such Obligor or any of its managerial or supervisory personnel and the Facility Agent had demanded payment of such due but unpaid amount.

(B)	Breach of other obligations

Any Obligor fails to comply with any other provision of any Security Document which the Majority Banks consider material and such failure (if in the opinion of the Majority Banks capable of remedy) continues unremedied for a period of seven (7) days from the date of its occurrence (or any shorter remedy period as may be specified in such Security Document).

(C)	Misrepresentation

Any representation, warranty or statement made or repeated in, or in connection with any Security Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect at the time it is made or deemed to be made, or when repeated hereunder by reference to the facts subsisting at such time.

(D)	Cross default

Either:

(i)	any “Event of Default” (as therein defined) occurs under the USD500m Revolving Credit Facility Agreement; or

(ii)	any other event of default (howsoever described) occurs under any contract or document relating to any Financial Indebtedness of the Guarantor or any other Group Member which exceeds {Confidential Material}* or any creditor of the Guarantor or any other Group Member becomes entitled to declare any such Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (howsoever described); or

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(iii)	any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise; or

(iv)	any such Financial Indebtedness of the Guarantor or any other Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described); or

(v)	any Encumbrance over any assets of the Guarantor or any other Group Member securing any Financial Indebtedness becomes enforceable

AND any such event is not wholly remedied to the satisfaction of the Majority Banks within five (5) Banking Days of the Guarantor or such other Group Member becoming aware of the same.

(E)	Winding-up

Any order is made or resolution passed or other action taken for the suspension of payments or resulting in the dissolution, termination of existence, liquidation, winding-up or bankruptcy of the Guarantor or any other Group Member unless in each case such proceeding:-

(i)	is undertaken in relation to a Permitted Winding-Up; or

(ii)	is revoked within seven (7) days of such order being made, resolution passed or action taken.

(F)	Moratorium or arrangement with creditor

A moratorium in respect of all or any debts of the Guarantor or any other Group Member (other than any Group Member which owes no Financial Indebtedness) or a composition or an arrangement with creditors of the Guarantor or any other Group Member or any similar proceeding or arrangement by which the assets of the Guarantor or any other Group Member are submitted to the control of its creditors is applied for, ordered or declared or the Guarantor or any other Group Member commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.

(G)	Appointment of liquidators, etc.

A liquidator, trustee, administrator, receiver, manager or similar officer is appointed in respect of the Guarantor or any other Group Member (other than any Group Member which owes no Financial Indebtedness) or in respect of all or any substantial part of its assets other than in relation to a Permitted Winding-Up.

(H)	Insolvency

The Guarantor or any other Group Member (other than any Group Member which owes no Financial Indebtedness) becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or suspends making payment of any of its debts or the value of the assets of the Guarantor or any other Group Member becomes less than its liabilities (taking into account contingent and prospective liabilities) or the Guarantor or any other Group Member becomes insolvent within the terms of any applicable law.

(I)	Legal process

Any distress, execution, attachment or other process is levied against the whole or any substantial part of the assets of the Guarantor or any other Group Member (other than any Group Member which owes no Financial Indebtedness) and remains undischarged for a period of fourteen (14) days.

(J)	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in sub-clauses (E) to (I) of this Clause shall occur under the laws of any applicable jurisdiction.

(K)	Unlawfulness

At any time it is unlawful or impossible for any Obligor to perform any of its obligations under any Security Document or it is unlawful or impossible for any of the Banks to exercise any of its rights under any Security Document unless, after receiving notice thereof from the Facility Agent, the Borrower proposes within five (5) days of receiving such notice an alternative method of performance acceptable to the Lenders which allows the relevant Obligor to perform its obligations hereunder in substantially the same manner as those the performance of which has been rendered unlawful or impossible and/or (as the case may be) which affords rights to the Banks substantially the same as those the exercise of which has been rendered unlawful or impossible.

(L)	Material adverse change

Any material adverse change in the business, assets or financial condition of any Obligor occurs which may reasonably be considered to affect the ability of such Obligor to comply with all or any obligations which the Majority Banks consider material under any Security Document to which such Obligor is party.

(M)	Governmental intervention

The authority of the Borrower or the Guarantor to conduct its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority.

(N)	Change of control

Any person (or group of persons acting in concert) other than members of the Smedvig Family and/or Smedvig Family Trusts obtains fifty per cent (50%) or more of the voting rights of the Guarantor without the prior written consent of all of the Lenders.

(O)	Court orders

The Guarantor or any other Group Member fails to pay promptly any sum which the Majority Banks consider material ordered to be paid by it by any final order (which, if applicable, is not being appealed by such Group Member) of any court of competent jurisdiction.

(P)	Failure to perform guarantees

The Guarantor or any other Group Member fails to perform promptly any guarantee, indemnity, underwriting of performance or other similar obligation of such Group Member in accordance with its terms (unless such failure is and continues to be legally justified and the Facility Agent is provided with a satisfactory written opinion to that effect of counsel acceptable to the Facility Agent).

(Q)	Security invalidity

Any Security ceases to be a valid and enforceable security under any applicable law, unless the Borrower was not aware of the applicable law and the aforesaid Security is again valid and enforceable three (3) Banking Days from the date the Borrower first became aware of its invalidity and unenforceability.

16.2	Acceleration

On the occurrence of an Event of Default and at any time thereafter if any such event shall then be continuing all the rights, powers and remedies conferred on each of the Banks and all security created under or pursuant to the Security Documents shall become immediately enforceable and the Facility Agent shall, if so directed by the Majority Banks:-

(A)	declare that the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Commitments shall be reduced to zero forthwith; and/or

(B)	declare that all outstanding Advances and all interest and commitment commission accrued and all other sums payable under this Agreement have become due and payable, whereupon the same shall become immediately due and payable.

16.3	Default indemnity

The Borrower shall indemnify each of the Banks against any loss or expense which they may sustain or incur as a consequence of:-

(A)	the occurrence of any Event of Default; or

(B)	the operation of Clause 16.2 (Acceleration)

including, but not limited to, any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable hereunder.

17.	[INTENTIONALLY LEFT BLANK]

18.	SET-OFF

Following the occurrence of any Event of Default and for so long as any Event of Default is continuing the Borrower irrevocably authorises the Banks to apply any credit balance to which the Borrower or the Guarantor is entitled upon any account held by the Borrower with any branch of any Bank in or towards satisfaction of any sum due (actually or contingently) to any of the Banks hereunder but unpaid, and to combine any accounts of the Borrower for this purpose. If such set-off requires a credit balance in a currency other than Dollars to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of Dollars which the relevant Bank could obtain by exchanging such currency for Dollars at the rate of exchange at which its Lending Branch would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for Dollars for immediate delivery.

19.	MAKING OF DECISIONS BY THE LENDERS

19.1	Decisions requiring consent of all the Lenders

Save as expressly provided in Clause 19.2 (Decisions requiring consent of the Majority Banks) or as otherwise expressly provided herein, any proposed course of action in connection with any matter requiring the consent of the Lenders under or in connection howsoever with this Agreement shall only be taken with the consent of all the Lenders and all of the USD500m Revolving Credit Facility Lenders (in accordance with Clause 8.8 of the Deed of Agency, Trust and Coordination) including, but without limitation to the generality of the foregoing:-

(A)	a change to the Applicable Margin or to the definition of “LIBOR” or to the method of computing the Interest Rate hereunder;

(B)	a change to the amount of, or payment date for, any payment or repayment of principal, interest, fees or other sum payable hereunder;

(C)	a change to any of the Reduction Dates hereunder or to the amounts by which the Commitments are to be reduced on such date;

(D)	an extension of the Availability Period or the Termination Date;

(E)	an increase to any Lender’s Commitment, Available Commitment or Percentage;

(F)	a change to the definition of “Majority Banks”;

(G)	a change to the preamble or to Clauses 1 (Definitions and Construction), 2 (The Commitments), 3 (Advances), 5.1 (Reductions of Commitments and repayment of Advances) and Schedule 8 (Reductions of Commitments), 8.9 (Manner of Application), 11.1 (Duration), 11.2 (Negative pledge), 12 (Financial Condition), 16.1 (Events of Default) or 26 (Governing Law);

(H)	a change to Clause 8 of the Deed of Agency, Trust and Coordination;

(I)	a change to this Clause 19.1;

(J)	the release of any Obligor from any of its obligations under any Security Document; and

(K)	any time or other indulgence to be granted to any Obligor in respect of any of its obligations under any Security Document.

19.2	Decisions requiring consent of the Majority Banks

Proposals in connection with the following matters shall, in the absence of agreement thereon by all of the Lenders, be determined by the Majority Banks:-

(A)	the making of any declaration by the Facility Agent under Clause 16.2 (Acceleration);

(B)	the institution of any legal proceedings for the enforcement of any rights, security or powers whatsoever pursuant to the terms of any Security Document (provided however that, if the Majority Banks shall decide to institute any such legal proceedings as aforesaid, any dissenting Lender shall not be obliged to join in such proceedings or lend its name to any action in relation thereto);

(C)	any course of action whatsoever from time to time (other than the making of a demand for payment hereunder) whether of a legal or commercial nature or otherwise howsoever for the purpose of achieving a full or partial recovery of the Outstanding Indebtedness or otherwise in connection therewith following the making of a declaration by the Facility Agent under Clause 16.2 (Acceleration);

(D)	any amendment to the provisions of any Security Document for which the consent of the Lenders is not required pursuant to Clause 19.1 (Decisions requiring consent of all the Lenders);

(E)	any other matter in respect of which this Agreement expressly provides that the consent of the Majority Banks shall be required.

20.	[INTENTIONALLY LEFT BLANK]

21.	MISCELLANEOUS PROVISIONS

21.1	No waiver

No failure to exercise and no delay in exercising on the part of any Bank any right or remedy under any Security Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Banks shall be effective unless it is in writing.

21.2	Remedies cumulative

The rights and remedies of the Banks provided in the Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

21.3	Severability

If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

21.4	Time of essence

Time is of essence in respect of all of the obligations of the Borrower under this Agreement.

22.	WAIVER OF IMMUNITY

The Borrower irrevocably and unconditionally:-

(A)	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Banks in relation to any Security Document; and

(B)	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and, when executed, all such counterparts taken together shall be deemed to constitute one and the same instrument.

24.	ASSIGNMENT AND TRANSFER

24.1	Benefit of agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its respective successors and assigns.

24.2	No assignment or transfer by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement. This Agreement shall confer rights only upon a person expressed to be a party to it and a person who is not such a party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

24.3	Transfers

Subject to Clause 5.9 of the Deed of Agency, Trust and Coordination, any Lender (the “Transferor Bank”) may at any time cause:-

(A)	all (but not part only) of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred to any of its subsidiaries, affiliates or associates, which for the purpose of this Clause means subsidiaries, affiliates or associates of which the relevant Lender owns more than 50% of the issued shares, or to a federal reserve bank, central bank or other monetary or regulatory authority having jurisdiction over such Lender (a “Related Bank”) without the consent of the Borrower; or

(B)	part of its rights, benefits and/or obligations hereunder and the other Security Documents to be transferred to a Related Bank with the consent of the Borrower such consent not to be unreasonably withheld (except that such consent shall not be required where any such Lender has been required by any applicable law or regularity authority to cause such part transfer); or

(C)	subject to Clause 24.6 (Lead Arrangers’ right of first refusal), all or part of its rights, benefits and/or obligations hereunder and the other Security Documents to be transferred to any other bank or financial institution with the consent of the Borrower (such consent not to be unreasonably withheld it being agreed however that it shall not be unreasonable for the Borrower to withhold its consent to any proposed transfer by a Lender which is a Lead Arranger if, as a result of such transfer, the aggregate Commitments of the Lead Arrangers would fall below thirty five point one per cent (35.1%) of the aggregate Commitments of all the Lenders together)

(any such transferee being herein referred to as a “Transferee Bank”) by delivering to the Facility Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank. Any transfer by a Lender shall be offered and effected in compliance with all applicable laws and regulations. If the Borrower fails to respond to a written request for such consent within ten (10) Banking Days of such request being made, the Borrower shall be deemed to have given such consent. No such transfer is binding on, or effective in relation to, any of the parties hereto unless (a) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this Clause 24.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Facility Agent (on behalf of itself, the Borrower and the other Banks) and (b) simultaneously with its execution of the Transfer Certificate, the Transferee Bank executes and delivers an Accession Certificate conforming in all respects with the requirements of the Deed of Agency, Trust and Coordination. Upon signature of any such Transfer Certificate by the Facility Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Facility Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:-

(i)	a Transfer Certificate may be in respect of a Lender’s rights in respect of all or part of its Commitment and shall be in respect of the same proportion of its Percentage and of its Contribution;

(ii)	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Lender and shall not transfer its rights and obligations as an Agent or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

(iii)	a Transfer Certificate shall take effect in accordance with English law as follows:-

(a)	to the extent specified in the Transfer Certificate, the Transferor Bank’s payment rights and all its other rights (other than those referred to in paragraph (B) above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank’s title and of any rights or equities which the Borrower had against the Transferor Bank;

(b)	the Transferor Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Lender with a Contribution, a Percentage and a Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Bank becomes bound by all the provisions of this Agreement and the other Security Documents which are applicable to the Lenders generally, including those about pro rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agents in accordance with the provisions of this Agreement and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(e)	an Advance or part of an Advance which the Transferee Bank makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank’s title and any rights or equities of the Borrower against the Transferor Bank had not existed;

(f)	the Transferee Bank becomes entitled to all the rights under this Agreement and the Deed of Agency, Trust and Coordination which are applicable to the Lenders generally, including but not limited to those relating to the Majority Banks and those under Clauses 6.6 (Market disruption; non-availability), 7 (Illegality, Increased Costs and Force Majeure) and 14 (Fees), and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;

(g)	the rights and equities of the Borrower referred to above include, but are not limited to, any right of set off and any other kind of cross-claim; and

(h)	the Borrower and each of the other Banks hereby irrevocably authorise and instruct the Facility Agent to sign any such Transfer Certificate on its behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Facility Agent shall notify the Borrower, the other Agents, the Transferor Bank and the Transferee Bank.

24.4	Reliance on Transfer Certificate

(A)	The Facility Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to any of the Security Documents for the consequences of such reliance.

(B) (i)	The Facility Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions, Percentages and administrative details (including the Lending Branch) from time to time of each Lender holding Transfer Certificates and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Facility Agent shall make the said register available for inspection by any Bank and the Borrower during normal banking hours upon receipt by the Facility Agent of reasonable prior notice requesting the Facility Agent to do so.

(ii)

The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the Commitments, the Contributions, the Percentages and the Transfer

Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by each of the parties hereto for all purposes in connection with the Security Documents.

24.5	Transfer fees and expenses

If any Lender causes the transfer of all or any part of its rights, benefits and/or obligations under this Agreement, it shall pay to the Facility Agent for its own account a registration fee of one thousand Dollars (USD1,000) for each transfer, and shall also pay to the Facility Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, certified by the Facility Agent as having been incurred by it in connection with such transfer.

24.6	Lead Arrangers’ right of first refusal

If any Lender wishes to transfer all or any part of its rights, benefits and/or obligations under the Security Documents to any bank or financial institution other than a Related Bank, it shall give written notice of the proposed transfer to the Facility Agent who shall forthwith advise the Lead Arrangers thereof. The Lead Arrangers shall then have the option, to be exercised by notice in writing to the relevant Lender not later than ten (10) Banking Days after the receipt by the Facility Agent of the relevant Lender’s notice, of requiring the Lender to transfer to them all but not part only of those rights, benefits and/or obligations which such Lender wishes to transfer as referred to in its notice to the Facility Agent.

Any such transfer shall be effected in accordance with Clause 24.3 (Transfers). In addition, the following provisions shall apply thereto:-

(A)	any one or more of the Lead Arrangers may exercise the option under this Clause 24.6 without there being any requirement for all of the Lead Arrangers to agree to the exercise thereof;

(B)	the rights, benefits and obligations to be transferred by the relevant Lender shall be transferred to those Lead Arrangers who exercise their option in relation thereto pro rata in accordance with their Commitments;

(C)	unless the relevant Lender and the relevant Lead Arrangers agree otherwise, any Transfer Certificate to be executed pursuant to this Clause 24.6 shall be executed by such Lender and such Lead Arrangers not later than fifteen (15) Banking Days after the date of receipt by the Facility Agent of the Lender’s notice referred to above.

24.7	Sub-participation

Except in respect of sub-participation between the Lender and its wholly owned subsidiary (in which case, provided that such sub-participation is notified to the Borrower, no consent is required from the Borrower) a Lender may not openly or silently sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of the Borrower (such consent not to be unreasonably withheld).

24.8	Lending Branch

Each Lender shall lend through its Lending Branch and, if any Lender wishes to change its Lending Branch, such Lender shall notify the Facility Agent promptly of such change and the Facility Agent shall notify the Borrower.

24.9	Disclosure of information

Any Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower and the Smedvig Group as such Lender shall consider appropriate if such Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Borrower in writing and subject to the Borrower’s written approval (except in the case of a transfer pursuant to Clause 24.3(A) which is not subject to Borrower’s written approval) within ten (10) Banking Days of receipt of such request to keep secret and confidential and, not without the prior written consent of the Borrower, such consent not to be unreasonably withheld, to disclose to any third party any of the information, reports or documents supplied by such Lender provided however that the Prospective Assignee shall be entitled to disclose any such information, reports or documents in the following situations:-

(A)	in relation to any proceedings arising out of any of the Security Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(B)	pursuant to a court order relating to discovery or otherwise; or

(C)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(D)	to its auditors and legal or other professional advisers.

In addition, the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated, in conditions free from confidentiality, bona fide from some person other than such Lender or the Borrower or any Group Member.

24.10	No additional costs

If at the time of, or immediately after, any transfer by a Lender of any part of the rights, benefits and/or obligations under the Security Documents, or any change in its Lending Branch, the Borrower would be obliged to pay to the Transferee Bank or (in the case of a change of Lending Branch) the Lender under Clauses 7.2 (Increased costs) or 8.6 (Grossing- up for Taxes) any sum in excess of the sum (if any) which it would have been obliged to pay to the relevant Lender under the relevant Clause in the absence of such transfer or change, the Borrower shall not be obliged to pay that excess.

25.	NOTICES

25.1	Mode of communication

Except as otherwise provided herein, each notice, request, demand or other communication to be made or delivered hereunder shall be given in writing but, unless otherwise stated, may be made by e-mail or telefax.

25.2	Communications through Facility Agent

Except as otherwise provided herein, all notices and other communications to be made between the Borrower on the one hand and the Lenders or any other of the Banks on the other hand in relation to any Security Document shall be transmitted through the Facility Agent.

25.3	Address

Any notice, request, demand or other communication to be made or delivered pursuant to this Agreement shall be made or delivered as follows:-

(A)	to the Borrower at:-
Finnestadveien 28
PO Box 110
4001 Stavanger
Norway
Fax number: (47) 51 50 96 88
Marked for the attention of: Finance Department – Harald Grøsfjeld/Jon Olav Østhus

(B)	to the Facility Agent at:-
Stranden 21
N-0021 Oslo
Norway

Telefax number: (47) 22 48 28 94
Marked for the attention of: Credit Administration Shipping

(C)	to the Documentation Agent at:-

Stranden 21
N-0021 Oslo
Norway

Telefax number (47) 22 48 2894
Marked for the attention of: Credit Administration Shipping

(E)	to each Lender at its Lending Branch

or to such other address or telefax number as each such addressee may specify to the other relevant party or parties by not less than fifteen (15) days’ written notice.

25.4	Receipt

Each such notice, request, demand or other communication shall be deemed to have been made or delivered when:-

(A)	(in the case of telefax) at the time and date shown on the transmission confirmation slip printed by the sender’s telefax machine (unless the date of despatch is not a business day in the country of the addressee or the time of despatch is outside normal business hours in the country of the addressee, in which case such telefax shall be deemed to have been received at the opening of business on the next such business day);

(B)	(in the case of any letter) when delivered to the addressee’s address for the time being specified in or notified pursuant to Clause 25.3 (Address) or, if sent by first class post with postage prepaid in an envelope addressed to the addressee at that address, five (5) days after being deposited in the post;

(C)	(in the case of an e-mail), when the sender has received confirmation of transmission of such e-mail, provided that such e-mail has not been returned as undeliverable within a period of two hours to the sender, and provided that the sender sends to the recipient a “hard copy” of such e-mail by first class post within two (2) days after such e-mail has been sent.

25.5	Language

Each notice, request, demand or other communication made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a certified true and accurate English translation thereof.

26.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, English law.

27.	JURISDICTION

27.1	Submission to jurisdiction

Each of the parties hereto agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the High Court of Justice in England and hereby irrevocably submits itself to the non-exclusive jurisdiction of that court. The submission by each party to such jurisdiction shall not limit the right of any of the other parties to commence any proceedings arising out of this Agreement in whatsoever jurisdiction they may choose, nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude any of the other parties from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

27.2	Address for service of proceedings

The Borrower hereby irrevocably appoints Norose Notices Limited (reference GHB/AA76427) at its registered office for the time being which is presently at Kempson House, Camomile Street, London EC3A 7AN as its agent (the “Process

Agent”) to receive on behalf of the Borrower and its property service of copies of the writ, summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in the care of the Process Agent (or any successor thereto, as the case may be) at the Process Agent’s above address (or the address of any successor thereto, as the case may be), and the Borrower hereby irrevocably authorises and directs the Process Agent (and any successor thereto) to accept such service on their behalf. The Borrower shall appoint a successor agent for service of process should the agency of Norose Notices Limited terminate for any reason, and further shall at all times maintain an agent for service of process in London so long as there shall be outstanding any obligations hereunder. The Borrower shall give notice to the Facility Agent of any appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Facility Agent. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address.

SCHEDULE 1

THE LENDERS AND THEIR COMMITMENTS

Name	Address, and Telefax Number	Commitment USD	Percentage %
Citbank International plc	1) 2nd Floor 4 Harbour Exchange Isle of Dogs London E14 9GE Fax: (44) 20 7500 5806 Attention: UK Loans Processing Unit	*	*

Deutsche Bank AG in Hamburg	Brandstwiete 1 20457 Hamburg Fax: (49) 40 37 01 46 49 Attention: Shipfinancing Department	*	*

DnB NOR Bank ASA	Stranden 21 N-0021 Oslo Norway Fax: (47) 22 48 28 94 Attention: Credit Administration Shipping	*	*

Fokus Bank ASA	Information related to Loan Administration: Akersgata 28 PO Box 1170 Sentrum 0107 Oslo Norway Fax: (47) 24 05 55 30 Tel: (47) 24 05 54 30 Attention: Corporate & Institutional Banking, Oslo Region	*	*

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address, and Telefax Number	Commitment USD	Percentage %

Information related to Credit/Commercial matters:

Akersgata 28

PO Box 1170 Sentrum

0107 Oslo

Norway

Fax:              (47) 24 05 55 30

Tel:              (47) 24 05 54 30

Attention:    Corporate & Institutional Banking, Oslo

                     Region

HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany Fax: (49) 40 3333 34269 Attention: Shipping Dept.	*	*

ING Bank N.V.

1)      Information related to Loan Administration

De Amsterdamse Poort

Location Code HE 03.03

Bijlmerplein 888

P O Box 1800

1000 BV Amsterdam

Netherlands

Attention: CBSA

Tel:              (31) 20 576 8004/8870

Fax:              (31) 20 563 5239

		*	*

2)      Information related to Credit/Commercial Matters

De Amsterdamse Poort

Location Code HE 02.09

Bijlmerplein 888

P O Box 1800

1000 BV Amsterdam

Netherlands

Attention: Natural Resources (Offshore)

Tel:              (31) 20 576 8896

Fax:              (31) 20 563 5164

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address, and Telefax Number	Commitment USD	Percentage %
Sparebanken Rogaland	Bjergsted Terrasse 1 P O Box 218 N-4001 Stavanger Norway Fax: (47) 51 53 47 55 Attention: Shipping/Offshore	*	*

Vereins- und Westbank AG, Hamburg	22, Alter Wall D-20457 Hamburg Fax: (49) 40 3692 3894 Attention: Corporate Banking Department - Energy	*	*

	Total	250,000,000	100.00%

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 2

FORM OF DRAWDOWN NOTICE

DnB NOR Bank ASA

Stranden 21

N-0107 Oslo

Norway

Date:

Fax No. + 47 22 48 28 94

Attn: Credit Administration Shipping

Dear Sirs,

USD250,000,000 Reducing and Revolving Credit Loan

Facility Agreement dated 2 November 2004

We refer to the above Facility Agreement and hereby give you notice that we wish to draw an Advance of [                            ] Dollars (USD[                    ]) on [date] [and select an Interest Period in respect thereof of [                ] ([        ]) months]. The funds should be credited to [name and number of account] with [New York City].

We confirm that the borrowing to be effected by such Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

We further confirm that no Event of Default or Possible Event of Default has occurred and is continuing or would result from the making of the Advance and that the representations and warranties contained in Clause 9.2 of the Facility Agreement are true and correct as at the date hereof as if the same were made with respect to the facts and circumstances existing as at today’s date.

Words and expressions defined in the Facility Agreement shall have the same meanings where used herein.

For and on behalf of

SMEDVIG RIG AS

SCHEDULE 3

CONDITIONS PRECEDENT

The Facility Agreement and the Guarantee

1.	This Agreement and the Guarantee duly executed.

The Security

2.	Due execution and registration in favour of the Security Trustee of first priority mortgages over those Units (the “Initial Units”) described in paragraph 1 of Schedule 9 and due execution of assignments in favour of the Security Trustee of all associated earnings and insurance policies (the “Relevant Policies”) including, in the case of Smedvig Offshore AS and each owner which is incorporated in Norway, a Norwegian law floating charge over that company’s receivables (“avtale om factoring”).

3.	Evidence that each of the Initial Units has been insured upon such terms, for such amounts, with such underwriters and in respect of such risks as may be acceptable to the Facility Agent and that the interest of the Security Trustee in any such insurances as assignee has been or will immediately be noted by all underwriters, brokers, reinsurers and mutual clubs and associations concerned.

4.	Evidence (where applicable) of the immediate and unconditional availability of letters of undertaking generally acceptable to the London market addressed to the Security Trustee by relevant brokers and mutual clubs and associations covering the Relevant Policies.

5.	Evidence that each of the Initial Units is in class and free of any requirement or other notation of the relevant classification society which affects class and has not been complied with in accordance with its terms.

6.	Due execution (by the relevant owners) in favour of the Security Trustee of charges over or pledges of (i) the Relevant Portion of shares in the capital of each of the companies and partnerships (the “Relevant Companies”) described in paragraph 2 of Schedule 9 and (ii) (if not already included as one of the Relevant Companies in paragraph 2 of Schedule 9) all of the shares in the capital of each of the partnerships (the “Relevant Owners”) which are the registered owners of the Secured Units described in paragraph 1 of Schedule 9 (or deemed to be so described in the case of a New Asset) (the “Relevant Units”) and due execution of all ancillary documents required by all such charges and/or pledges.

7.	Due execution of the agreements and securities in respect of “WEST ALPHA” described in paragraph 3 of Schedule 9.

8.	Due execution of notices of the assignments referred to in paragraphs 2 and 7 above and, where possible (the Borrower doing its utmost to obtain), of acknowledgements of such notices by the recipients thereof.

9.	Due execution of subordination letters addressed to the Security Trustee by those Group Members who are managers of Secured Units under relevant management agreements.

Corporate Documents

10.	A certified copy of the bye-laws (“vedtekter”) of each Obligor.

11.	Certified copies of resolutions of the directors of each Obligor approving the relevant Security Documents and the transactions contemplated thereby and authorising the execution of such of the Security Documents to which each such Obligor is party by an officer or attorney of such Obligor.

12.	The original powers of attorney, if any, issued pursuant to the resolutions referred to above.

13.	An original company certificate (“firmaattest”) in respect of each Obligor dated not more than thirty (30) days before the Availability Date.

Consents

14.	Certified copies of any consents required from any authority for the execution of and performance by each Obligor of its obligations under the Security Documents.

Fees

15.	The fee letters referred to in Clauses 14.2 (Arrangement fee) and 14.3 (Agency fee) duly executed by all of the parties thereto.

16.	Evidence that all such fees referred to in Clause 14 (Fees) as are payable on or before the Availability Date have been received by the Facility Agent.

Legal Opinions

17.	A legal opinion from Messrs. Stephenson Harwood concerning such matters of English law as the Lenders may require.

18.	A legal opinion from Messrs. Wikborg Rein & Co. concerning such matters of Norwegian law as the Lenders may require.

19.	A legal opinion from counsel acceptable to the Documentation Agent in each relevant jurisdiction concerning due execution and registration of the mortgages over the Initial Units required by paragraph 2 above and of the mortgage over the Borrower’s 50% ownership rights in “WEST ALPHA” required by paragraph 7 above.

Process agent

20.	Confirmation from Norose Notices Limited that it will act as the process agent for service of process in England of each Obligor.

Representations and warranties and undertaking concerning ownership of Relevant Units

21.	A certificate from the Borrower confirming that all of the representations and warranties contained in Clauses 9.1 (Initial representations and warranties) and 9.2 (Continuing representations and warranties) are true and correct on and as of the Availability Date.

Deed of Agency, Trust and Coordination

22.	The Deed of Agency, Trust and Coordination duly executed.

USD500m Revolving Credit Facility Agreement

23.	A certified copy of the USD500m Revolving Credit Facility Agreement.

24.	Evidence that all conditions precedent to the effectiveness of the Fourth Supplemental Agreement (as defined in the USD500m Revolving Credit Facility Agreement) have been satisfied.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

Transfer Certificate

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Facility Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:	DnB NOR Bank ASA, as agent on their own behalf and for and on behalf of the Borrower, the Facility Agent, the Documentation Agent, the Security Trustee, the Lenders, the Lead Arrangers and the Co-Arrangers defined in the Facility Agreement referred to below.

Date: [                    ]

Attention: [                            ]

This certificate (“Transfer Certificate”) relates to a USD250,000,000 reducing and revolving credit loan facility agreement dated 2 November 2004 (the “Facility Agreement”) made between (1) Smedvig Rig AS (the “Borrower”), (2) the banks and financial institutions defined therein as lenders (the “Lenders”), (3) Citigroup Global Markets Ltd, DnB NOR Bank ASA and Fokus Bank ASA as Lead Arrangers, (4) Deutsche Bank AG in Hamburg and ING Bank N.V. as Co-Arrangers, (5) DnB NOR Bank ASA as Facility Agent, (6) DnB NOR Bank ASA as Documentation Agent and (7) DnB NOR Bank ASA as Security Trustee. Terms defined in the Facility Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Transfer Certificate:-

the “Transferor” means [full name] of [Lending Branch]; and

the “Transferee” means [full name] of [Lending Branch].

1.	The Transferor as beneficial owner assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Facility Agreement and the other Security Documents in relation to [ ] per centum ([ ]%) of the Contribution of the Transferor (or its predecessors in title) which are set out below:-

Date of Contribution	Amount

2.	By virtue of this Transfer Certificate and Clause 24 of the Facility Agreement, the Transferor is discharged [entirely from its Available Commitment which amounts to USD[ ]] [from [ ] per centum ([ ]%) of its Available Commitment, which percentage represents USD[ ]].

3.	The Transferee hereby requests the Borrower and the Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 24.3 of the Facility Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4.	The Transferee:-

(A)	confirms that it has received a copy of the Facility Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

(B)	confirms that it has not relied and will not hereafter rely on the Transferor or any other of the Banks to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facility Agreement, any of the other Security Documents or any such documents or information;

(C)	agrees that it has not relied and will not rely on the Transferor or any other of the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower (save as otherwise expressly provided in the Facility Agreement);

(D)	warrants that it has power and authority to become a party to the Facility Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Facility Agreement and the other Security Documents; and

(E)	if not already a Lender, appoints the Facility Agent and the Facility Agent to act as its agents as provided in the Facility Agreement and the other Security Documents and agrees to be bound by the terms of the Facility Agreement.

5.	The Transferor:-

(A)	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

(B)	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

(C)	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6.	The Transferee hereby undertakes with the Transferor and each of the other parties to the Facility Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Facility Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7.	By execution of this Transfer Certificate on their behalf by the Facility Agent and in reliance upon the representations and warranties of the Transferee, the Borrower and the Banks each accept the Transferee as a party to the Facility Agreement and the other Security Documents with respect to all those rights and/or obligations which by the terms of the Facility Agreement and the other Security Documents will be assumed by the Transferee (including those about pro rata sharing and the exclusion of liability on the part of, and the indemnification of, the Banks as provided by the Facility Agreement) after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8.	Neither the Transferor nor any other of the Banks:-

(A)	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or the other Security Documents or any document relating thereto; or

(B)	assumes any responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Facility Agreement and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9.	The Transferor and the Transferee each undertake that they will on demand fully indemnify the Facility Agent and the Facility Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Facility Agent’s or the Facility Agent’s gross negligence or wilful misconduct, as the case may be.

10.	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Facility Agreement and the other Security Documents.

11.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor	Transferee

[insert name of Transferor]	[insert name of Transferee]

By:	By:

Dated:	Dated:

Facility Agent

Agreed for and on behalf of itself as Facility Agent, the Borrower and the Banks.

DnB NOR Bank ASA

By:

Dated:

The Schedule

Portion Transferred (☐%)

Commitment

Existing Percentage	Percentage of Transferee Bank

Administrative Details of Transferee

Name of Transferee:

Lending Branch:

Contact person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

DnB NOR Bank ASA

Stranden 21

N-0107 Oslo

Norway

Attention: [                     ]

Date:

Dear Sirs,

USD250,000,000 Reducing and Revolving Credit Loan Facility Agreement dated 2 November 2004

This Certificate is delivered to you pursuant to Clause 10.2(C) of the above mentioned facility agreement (the “Facility Agreement”) made between (inter alios) (1) our wholly owned subsidiary, Smedvig Rig AS, as Borrower and (2) yourselves as Facility Agent. Terms and expressions defined in the Facility Agreement will have the same meanings when used herein.

The undersigned is the Chief Financial Officer of the Guarantor and hereby certifies as follows:-

1.	As at [ ], the Minimum Liquidity was USD[ ] where:-

(A)	the Cash was USD[ ]; and

(B)	the value of the Marketable Securities was USD[ ].

2.	As at [ ], the Cash held by the Guarantor was USD[ ], by the Borrower was USD[ ] and the Cash held by other Group Members on a consolidated basis was USD[ ], held as follows:-

[insert details of amount held by each relevant Group Member and stating on what basis it is or would be payable to the Borrower or the Guarantor as required by the definition of “Cash”]

3.	As at [ ], the value of the Norwegian Marketable Securities of the Smedvig Group was USD[ ].

4.	As at [ ], the ratio of Net Funded Debt to EBITDA was [ ]: 1 where:-

(A)	EBITDA at such date was USD[ ]; and

(B)	Net Funded Debt at such date was USD[ ].

5.	As at [ ], the Total Value Adjusted Assets/Total Liability ratio was: [ ] and the Total Liabilities were [ ].

6.	During the period from [ ] to [ ] no Encumbrances were created or assets disposed of in breach of Clause 11.2 (Negative Pledge) of the Facility Agreement.

7.	As at [ ], the followings Units were owned by Group Members, their owners and estimated market values being as follows:-

Name	Owner	Estimated Market Value

8.	We attach hereto copies of written valuations dated as at [ ] from [ ] in respect of the Units referred to in paragraph 7 above.

9.	During the period from [ ] to [ ] [there has been no change in the corporate structure of the Smedvig Group].

[or, if there has been a change, specify details and attach revised corporate structure diagram]

Yours faithfully,

Chief Financial Officer

SMEDVIG asa

SCHEDULE 6

[INTENTIONALLY LEFT BLANK]

SCHEDULE 7

CORPORATE STRUCTURE DIAGRAM OF THE SMEDVIG GROUP

See following page

SCHEDULE 8

REDUCTIONS OF COMMITMENTS

1.	The Commitments shall be automatically reduced on each of the following Reduction Dates by an amount equal to the aggregate of (i) the amount (if any) by which the Available Commitments are reduced on that date and (ii) the amount by which the Advances are required to be repaid on that date under Clause 5.1:

Reduction Date

1st	1 May 2005
2nd	1 November 2005
3rd	1 May 2006
4th	1 November 2006
5th	1 May 2007
6th	1 November 2007
7th	1 May 2008
8th	1 November 2008
9th	1 May 2009
10th	1 November 2009
11th	1 May 2010
12th	1 November 2010
13th	1 May 2011
14th	1 November 2011

2.	Unless otherwise reduced further in accordance with the provisions of this Agreement (and subject to paragraph 6 below), the Available Commitments shall be automatically reduced on 1 November 2006 and each of the Reduction Dates falling thereafter by an amount determined as follows:

2.1	on 1 November 2006, the amount of the Available Commitments shall be automatically reduced by an amount equal to 10% thereof;

2.2	thereafter, subject to the other provisions of this Schedule 8, the Available Commitments shall be automatically reduced on each subsequent Reduction Date by an amount equal initially to 2.50% of the amount of the Available Commitments on the first Reduction Date (prior to the reduction on that date) (such amount, as adjusted from time to time, being called the “Nominal Reduction Amount”);

2.3	if, at any time after the first Reduction Date, any further Advance is made to the Borrower or all or any part of an Advance is prepaid by the Borrower, the Nominal Reduction Amount by which the Available Commitments are to be automatically reduced on each subsequent Reduction Date shall be adjusted by multiplying it by that fraction which is equal to (a) the amount of the Available Commitments immediately after such Advance or prepayment divided by (b) the amount of the Available Commitments immediately prior to such Advance or prepayment.

3.	On the Termination Date (without prejudice to any other provision of this Agreement), the Commitments shall be reduced to zero.

4.	If the Commitments of all of the Lenders are reduced by a voluntary cancellation made by the Borrower pursuant to Clause 5.3 of this Agreement, the Commitments shall be reduced by the amount specified by the Borrower in its notice of cancellation and the amount of such cancellation shall be applied in inverse order of maturity in reducing the amounts by which the aggregate of the Commitments of all the Lenders (after such reduction) are subsequently to be reduced pursuant to this Schedule on the Reduction Dates falling on or after the date of such cancellation.

5.	If the Commitments of all of the Lenders are reduced pursuant to any other provision of this Agreement, the Commitments shall be reduced by the amount required by such other provision.

6.	Subject to Clause 8.7.2 of the Deed of Agency, Trust and Coordination, the Borrower may, by giving written notice to the Facility Agent not less than five (5) Banking Days before the relevant Reduction Date, elect (a) to cancel in whole or in part the scheduled reduction of the Commitments due on that Reduction Date under paragraph 2 above and/or (b) to postpone in whole or in part the scheduled repayment of the Advances due on that Reduction Date under Clause 5.1(B), provided that such right may only be exercised in respect of up to two Reduction Dates and may not be exercised in respect of the thirteenth (13th) or fourteenth (14th) Reduction Dates.

If any scheduled reduction amount is cancelled under this paragraph 6, the cancelled amount shall be applied in increasing pro rata the Nominal Reduction Amounts due on all subsequent Reduction Dates and, if any scheduled repayment is postponed under this paragraph 6, the postponed amount shall be applied in increasing the repayment amounts due under Clause 5.1(B) on all subsequent Reduction Dates.

SCHEDULE 9

THE SECURED ASSETS

1.	The Secured Units:

(A)	West Alliance, registered in Panama, Patente 28214-02
(B)	Robray T-4 registered in Panama, Patente 11005-81
(C)	Robray T-7 registered in Panama, Patente 13273-83
(D)	Smedvig T-8 registered in Panama, Patente 12882-83
(E)	West Pelaut registered in Panama, Patente 21455-94
(F)	West Menang, registered in Panama, Patente 26382-99
(G)	West Epsilon, registered in Panama, Patente 29417-03
(H)	West Venture, registered in Norway, IMO Number 8764365

2.	The Relevant Companies and Relevant Portion

(A)	Smedvig Rig AS	100%
(B)	Smedvig T-4 AS	100%
(C)	Smedvig T-7 AS	100%
(D)	Smedvig T-8 AS	100%
(E)	West Pelaut AS	100%
(F)	West Menang AS	100%
(G)	Smedvig Asia Ltd	100%
(H)	Partrederiet West Navigator DA	50%
(I)	Smedvig Offshore AS	100%
(J)	AS Smedvig Prodrill	100%
(K)	West Alliance AS	100%

3.	West Alpha

A first preferred Panamanian ship mortgage over the Borrower’s 50% ownership rights in “WEST ALPHA” together with an assignment of all associated earnings and insurance policies and a quadripartite agreement to be made between (1) the Security Trustee, (2) HSH Nordbank AG (as mortgagee of K/S West Alpha’s 50% ownership rights in “WEST ALPHA”), (3) the Borrower and (4) K/S West Alpha.

EXECUTION PAGE

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as a Deed on the day first written above.

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
SMEDVIG RIG AS	)
as Borrower in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
DnB NOR BANK ASA	)
as Lender, Lead Arranger, Facility Agent,	)
Documentation Agent and Security Trustee	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
CITIGROUP GLOBAL MARKETS LTD	)
as Lead Arranger in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
CITIBANK INTERNATIONAL PLC	)
as Lender in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
FOKUS BANK ASA	)
as Lender and Lead Arranger	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
DEUTSCHE BANK AG IN HAMBURG	)
as Lender and Co-Arranger	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
ING BANK N.V.	)
as Lender and Co-Arranger	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
HSH NORDBANK AG	)
as Lender in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
SPAREBANKEN ROGALAND	)
as Lender in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)
)
for and on behalf of	)
VEREINS- UND WESTBANK AG	)
as Lender in the presence of:-)